The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

April 11, 2025

To Whom It May Concern

Company name:
Name of representative:	Jun Tsuruha, President and Representative Director (Securities code: 3391, Tokyo Stock Exchange (Prime Market))
Inquiries:	Norihito Ojima, Operating Officer in charge of Human Resources & General Affairs Division (Telephone: 011-783-2755)

Notice Concerning Announcement of Opinion on the Planned Commencement of Tender Offer
for the Company’s Shares by AEON CO., LTD.

TSURUHA HOLDINGS INC. (the “Company”) hereby announces that, as described in “I. Expression of Opinion on the Tender Offer” below, at a meeting of its Board of Directors held on the date of this release, with regard to a tender offer (the “Tender Offer”) for common shares of the Company (the “Company’s Shares”) by AEON CO., LTD. (the “Tender Offeror”), the Company resolved that, if the Tender Offer is commenced, the Company’s opinion at this point in time will be that it supports the Tender Offer, and it will entrust judgments concerning whether or not shareholders should tender their shares in the Tender Offer to the discretion of shareholders, as described below.

In addition, as described in “Notice Concerning the Execution of the Definitive Agreement on the Capital and Business Alliance among AEON CO., LTD., TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.” (the “Definitive Agreement Press Release”) announced on the date of this release by the Tender Offeror, the Company, and WELCIA HOLDINGS CO., LTD. (“Welcia HD”), the Tender Offeror, the Company, and Welcia HD have decided, on the date of this release, to enter into a definitive agreement for a capital and business alliance among the three parties through the Share Exchange (as defined below) and the Consolidation (as defined below) (the “Capital and Business Alliance”) (the “Capital and Business Alliance Definitive Agreement”).

Under the Capital and Business Alliance: ① the Tender Offeror will acquire 3,530,000 of the Company’s Shares (ownership ratio (as defined in “1. Overview of the Tender Offeror” in “I. Expression of Opinion on the Tender Offer” below; hereinafter, the same applies): 7.17%) itself from Nomura Securities Co., Ltd. (“Nomura Securities”) (the “Additional Acquisition”), and will thereby hold 13,205,200 of the Company’s Shares (ownership ratio: 26.83%), in total when combined with 9,675,200 of the Company’s Shares (ownership ratio: 19.66%) that it already holds, thus making the Company an equity-method affiliate of the Tender Offeror; ② the Company will make Welcia HD a wholly-owned subsidiary, by way of a share exchange with the Company as the wholly-owning parent company resulting from the share exchange and Welcia HD as the wholly-owned subsidiary resulting from the share exchange (the “Share Exchange”; the share exchange agreement for the Share Exchange is hereinafter referred to as the “Share Exchange Agreement”), in accordance with a share exchange agreement decided to be concluded on the date of this release between the Company and Welcia HD, and through the Share Exchange becoming effective, the Tender Offeror will acquire the Company’s Shares in exchange for the common shares of Welcia HD (“Welcia HD Shares”) that it holds (for details of the Share Exchange, please refer to “Notice Concerning the Execution of a Share Exchange Agreement Related to the Business Integration between TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.” announced on the date of this release by the Company and Welcia HD; ③ if, upon the Share Exchange becoming effective, the Percentage of Voting Rights attached to the Company’s Shares held by the Tender Offeror does not become 50.9%, the Tender Offeror shall acquire the Company’s Shares by implementing a Tender Offer promptly on or after the effective date of the Share Exchange so that the proportion of voting rights of the Company’s Shares held by the Tender Offeror becomes 50.9%; and ④ if, after the settlement of the Tender Offer, the proportion of voting rights of the Company’s Shares held by the Tender Offeror does not become 50.9%, the Tender Offeror and the Company plan to separately discuss and determine by agreement how to respond (the “Consolidation”; hereinafter, the Share Exchange and the Consolidation are collectively referred to as the “Transaction”), and in this way, the Tender Offer will be implemented as a part of the transactions related to the Consolidation (③ above), pursuant to the Capital and Business Alliance Definitive Agreement.

The commencement of the Tender Offer is conditional upon the Share Exchange becoming effective and certain other preconditions (for details, please refer to “① Outline of the Tender Offer” in “(2) Grounds and Reasons for Opinion on the Tender Offer” under “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” in “I. Expression of Opinion on the Tender Offer” below; these preconditions are hereinafter referred to as the “Preconditions”) being satisfied (or waived). The Tender Offeror plans to promptly commence the Tender Offer if the Preconditions are satisfied or waived. As described above, one of the preconditions of the Tender Offer is that the Share Exchange becomes effective. Accordingly, in order to implement the Share Exchange, the Company and Welcia HD must take necessary procedures under laws, regulations, etc., such as resolutions at their General Meetings of Shareholders, and it is expected that a certain amount time will be required for practical preparations for the business integration of both companies, etc. For this reason, the effective date of the Share Exchange is scheduled to be December 1, 2025. Therefore, as of the date of this release, based on discussions with the Company and Welcia HD, etc., the Tender Offeror aims to commence the Tender Offer around early December 2025, but the details of the schedule of the Tender Offer will be announced promptly upon determination.

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For this reason, at the meeting described above, the Board of Directors of the Company has passed a resolution regarding the following procedures for the expression of opinions by the Company. In other words, at the time of commencement of the Tender Offer, as set forth in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” under “I. Expression of Opinion on the Tender Offer” below, the Company has resolved that it will request the Special Committee established by the Company (as defined in “④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer” in “(2) Grounds and Reasons for Opinion on the Tender Offer” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” under “I. Expression of Opinion on the Tender Offer” below; hereinafter, the same applies) examine whether there are any changes to the contents of the written report (the “Written Report”) that the Special Committee submitted to the Board of Directors of the Company on April 10, 2025, and if there are no changes to the contents of the Written Report, the Special Committee will inform the Board of Directors of the Company to that effect, or if there are any changes, the Special Committee will inform the Board of Directors of the contents of the Report after the changes, and that based on this process and the contents of the Report from the Special Committee, the Company will express its opinion on the Tender Offer again when the Tender Offer is commenced. For information concerning the composition of the members of the Special Committee, the specific activities of the Special Committee, etc., please refer to “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” under “I. Expression of Opinion on the Tender Offer” below.

Furthermore, as described above, the purpose of the Tender Offer is to make the Company a consolidated subsidiary of the Tender Offeror and, as described in “(4) Prospects and Reasons for Delisting” in “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” under “I. Expression of Opinion on the Tender Offer” below, the Tender Offer is not intended to result in the delisting of the Company’s Shares, and even after the Tender Offer, the Company’s Shares are expected to remain listed on the Prime Market of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”).

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I. Expression of Opinion on the Tender Offer

1. Overview of the Tender Offeror

(1) Name	AEON CO., LTD.
(2) Location	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan
(3) Job title and name of representative	Akio Yoshida, President and Representative Executive Officer
(4) Description of business	Management of business activities of the companies engaged in retail, real estate development, finance, services, or related businesses by holding their shares or interests
(5) Share capital	220,007 million yen (as of February 28, 2025)
(6) Date of establishment	September 21, 1926
(7) Major shareholders and shareholding ratio (as of August 31, 2024) (Note 1)	The Master Trust Bank of Japan, Ltd. (Trust Account)		13.23%
	Custody Bank of Japan, Ltd. (Trust Account)		4.46%
	Mizuho Bank, Ltd.		3.88%
	The Cultural Foundation of Okada		2.57%
	AEON Environmental Foundation		2.54%
	The Norinchukin Bank		2.12%
	STATE STREET BANK WEST CLIENT-TREATY 505234 (Standing Proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)		1.48%
	AEON Employee Stockholding Association		1.39%
	AEON Mutual Benefit Society (Nomura Securities Account)		1.36%
	Tokio Marine & Nichido Fire Insurance Co., Ltd.		1.17%
(8)	Relationship between the Company and the Tender Offeror
Capital relationship	As of the date of this release, the Tender Offeror owns 9,675,200 of the Company’s Shares (ownership ratio (Note 2): 19.66%).
Personnel relationships	There are no applicable items.
Business relationship	The Tender Offeror has entered into a business alliance agreement with the Company, and also has financial services transactions and other dealings with the AEON Group.
Applicability to related parties	The Tender Offeror is the major and largest shareholder of the Company, and constitutes a related party.
(9)	Consolidated operating results and financial position for the last three years (in yen)
As of/Fiscal year ended	February 28, 2023	February 29, 2024	February 28, 2025
Net assets	1,970,232 million	2,087,201 million	2,121,226 million
Total assets	12,341,523 million	12,940,869 million	13,833,319 million
Net assets per share	1,161.12	1,231.59	1,218.63
Net sales	7,961,711 million	8,337,277 million	8,829,564 million
Operating profit	209,783 million	250,822 million	237,747 million
Ordinary profit	203,665 million	237,479 million	224,223 million
Profit attributable to owners of parent	21,381 million	44,692 million	28,783 million
Profit per share	25.11	52.25	33.58
Dividend per share	36.00	36.00	40.00

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(Note 1)   The shareholding ratio stated in the “Major shareholders and shareholding ratio (as of August 31, 2024)” is the ratio of the number of shares held to the total number of issued shares (excluding treasury stock) of the Tender Offeror as of August 31, 2024 (rounded down to the second decimal place).

(Note 2)   The “ownership ratio” refers to the ratio of the Company’s Shares to the number of shares (49,220,113 shares) (the “Total Number of Shares after Allowing for Dilutive Shares”) obtained by subtracting the number of treasury shares (890,955 shares) held by the Company as of February 28, 2025, as stated in the Summary of financial results FY02/2025 (Japanese GAAP) (consolidated) (the “Company’s Summary of Financial Results”) announced on the date of this release by the Company, from the total number of issued shares (49,557,068 shares) as of the same date, as stated in the Company’s Summary of Financial Results, plus the total number of the Company’s Shares (554,000 shares) underlying the 5,149 Share Acquisition Rights (Note 3) that the Company reported as outstanding as of the same date (with the ratio rounded to the second decimal place; hereinafter, the same applies in the calculation of the ownership ratio and the ownership ratio (after the Share Exchange) (as defined below)). Ownership ratios calculated based on the latest information available prior to the commencement of the Tender Offer may differ from the above figures owing to changes after that point in time, etc. Hereinafter, the same applies.

(Note 3) The breakdown of the 5,149 Share Acquisition Rights is as follows.

Name of Share Acquisition Rights	Number of Share Acquisition Rights as of February 28, 2025 (rights)	Number of the Company’s Shares underlying (shares)
2008 Share Acquisition Rights	44	8,800
2009 Share Acquisition Rights	48	9,600
2010 Share Acquisition Rights	53	10,600
2011 Share Acquisition Rights	71	14,200
2012 Share Acquisition Rights	68	13,600
2013 Share Acquisition Rights	33	6,600
2014 Share Acquisition Rights	32	6,400
2015 Share Acquisition Rights	20	4,000
2016 Share Acquisition Rights	22	4,400
11th Share Acquisition Rights	4,758	475,800

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2. Price of Purchase, etc.

11,400 yen per share of common stock (the “Tender Offer Price”)

3. Details, Grounds, and Reasons for Opinion on the Tender Offer

(1)	Details of Opinion on the Tender Offer

At a meeting of the Board of Directors held on the date of this release, based on the grounds and reasons described in “(2) Grounds and Reasons for Opinion on the Tender Offer” below, the Company resolved that, as the opinion of the Company as of the date of this release, it would express an opinion in favor of the Tender Offer, and that since it is planned that the Company’s Shares will remain listed after the Tender Offer and it is considered sufficiently reasonable for the Company’s shareholders to take the option of continuing to hold the Company’s Shares after the Tender Offer, the Company will reserve judgment on the appropriateness of the Tender Offer Price and leave it to the judgment of the Company’s shareholders to assess whether or not they will tender their shares in the Tender Offer.

As described above, the Tender Offeror plans to conduct the Tender Offer if the Preconditions are satisfied (or waived), and as of the date of this release, the Tender Offeror aims to commence the Tender Offer around early December 2025, but the details of the schedule of the Tender Offer will be announced promptly upon determination. For this reason, at the meeting described above, the Board of Directors of the Company has passed a resolution regarding the following procedures for the expression of opinions by the Company. In other words, at the time of commencement of the Tender Offer, as set forth in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below, the Company has resolved that it will request the Special Committee established by the Company examine whether there are any changes to the contents of the Written Report that the Special Committee submitted to the Board of Directors of the Company on April 10, 2025, and if there are no changes to the contents of the Written Report, the Special Committee will inform the Board of Directors of the Company to that effect, or if there are any changes, the Special Committee will inform the Board of Directors of the contents of the Report after the changes, and that based on this process and the contents of the Report from the Special Committee, the Company will express its opinion on the Tender Offer again when the Tender Offer is commenced.

The above resolution of the Board of Directors of the Company was resolved by the method described in “⑤ Unanimous Approval by All Disinterested Directors of the Company (Including Audit and Supervisory Committee Members)” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below.

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(2)	Grounds and Reasons for Opinion on the Tender Offer

In this section “(2) Grounds and Reasons for Opinion on the Tender Offer,” statements related to the Tender Offeror are based on the explanation received from the Tender Offeror.

① Outline of the Tender Offer

The Tender Offeror is the largest shareholder of the Company, directly holding 9,675,200 of the Company’s Shares listed on the Prime Market of the Tokyo Stock Exchange (ownership ratio: 19.66%), as of the date of this release. In addition, as described above, the Tender Offeror plans to implement the Additional Acquisition as part of the transaction pertaining to the Consolidation pursuant to the Capital and Business Alliance Definitive Agreement, and to acquire the Company’s Shares in exchange for the Welcia HD Shares held by the Tender Offeror upon the Share Exchange becoming effective.

As announced in “Notice Concerning Capital and Business Alliance Among TSURUHA HOLDINGS INC., AEON CO., LTD. and WELCIA HOLDINGS CO., LTD., and Change of Major Shareholder and Largest Major Shareholder of TSURUHA HOLDINGS INC.” (the “Basic Agreement Press Release”) dated February 28, 2024, by the Tender Offeror, the Company, and Welcia HD, the Tender Offeror, the Company, and Welcia HD entered into a capital and business alliance agreement (the “Capital and Business Alliance Basic Agreement”) on the same day and agreed to commence discussions toward business integration, with the aim of creating the largest drugstore alliance in Japan, acquiring competitiveness, and growing into the No. 1 global company in Asia, while also creating unlimited growth opportunities for employees working there. Subsequently, the Tender Offeror, the Company, and Welcia HD discussed and negotiated matters such as the specific details of the business alliance, the selection of actual action items, the details of timing, conditions, etc., as well as the methods and conditions for each transaction related to the capital alliance.

Based on the recent agreement on the specific details, methods, terms and conditions, etc., of each transaction and measure pertaining to the capital and business alliance between the Company and Welcia HD, the Tender Offeror decided to conclude the Capital and Business Alliance Definitive Agreement with the Company and Welcia HD by the decision of its Representative Executive Officer on the date of this release, as announced in the Definitive Agreement Press Release.

On the date of this release, the Tender Offeror decided, by the decision of its Representative Executive Officer, to conduct the Tender Offer for the Company’s Shares listed on the Prime Market of the Tokyo Stock Exchange at a price for the purchase, etc., per share of the Company of 11,400 yen in the Tender Offer, subject to the satisfaction of the following Preconditions (or their being waived by the Tender Offeror; among the conditions below: (i) the Tender Offeror must waive (a) and (b) if the Company waives such conditions at its discretion; (ii) (e), (f), (g), (k), and (l) may be waived in whole or in part only by an agreement between the Tender Offeror and the Company; and (iii) (c), (d), (h), (i), and (j) may be waived in whole or in part at the discretion of the Tender Offeror), under the Capital and Business Alliance Definitive Agreement.

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(a)	The Tender Offeror has not violated the representations and warranties (please refer to “(2) The Capital and Business Alliance Definitive Agreement” of “4. Matters Concerning the Tender of Shares in the Tender Offer by Shareholders of the Company and Other Material Agreements Pertaining to the Tender Offer” below for the details of such representations and warranties; hereinafter, the same applies) of the Tender Offeror in any material respect
(b)	There is no material non-performance or non-compliance with the obligations under the Capital and Business Alliance Definitive Agreement to be performed or complied with by the Tender Offeror by the business day preceding the commencement date of the Tender Offer (including that day)
(c)	The Company has not violated the representations and warranties (please refer to “(2) The Capital and Business Alliance Definitive Agreement” of “4. Matters Concerning the Tender of Shares in the Tender Offer by Shareholders of the Company and Other Material Agreements Pertaining to the Tender Offer” below for the details of such representations and warranties) of the Company in any material respect
(d)	There is no material non-performance or non-compliance with the obligations under the Capital and Business Alliance Definitive Agreement to be performed or complied with by the Company by the business day preceding the commencement date of the Tender Offer (including that day)
(e)	Any clearance required for the Tender Offer (Note 1) (the “Clearance”) has been obtained
(f)	A stock split as set forth in Article 183, paragraph (1) of the Companies Act (Act No. 86 of 2005; including subsequent revisions; hereinafter, the same applies) with a record date determined by the Company at its discretion on or after April 11, 2025, in which each of the Company’s Shares held by the shareholders stated in the final shareholder register on the same date is split at a ratio of 5 shares per share on or after April 11, 2025 and no later than the day preceding the effective date of the Share Exchange (the “Stock Split”), shall have become effective no later than the day preceding the effective date of the Share Exchange
(g)	The Share Exchange has become effective by no later than the business day preceding the commencement date of the Tender Offer (including that day)
(h)	There are no undisclosed material facts concerning the Company (referring to a material fact as set forth in Article 166, paragraph (2) of the Act), nor any facts concerning the tender offer, etc. (referring to facts as set forth in Article 167, paragraph (2) of the Act)
(i)	There are no judgments, etc., by judicial or administrative bodies, etc., seeking to prohibit or restrict the acquisition of the Company’s Shares
(j)	Assuming that the Tender Offer has been commenced on or after April 11, 2025, there are no circumstances that would permit the Tender Offer to be withdrawn, etc. (referring to a material change to the business or properties of the Group (as defined in “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer” below; hereinafter, the same applies) as set forth in the proviso to Article 27-11, paragraph (1) of the Act or any other circumstance that will materially hinder the achievement of the purpose of the Tender Offer (limited to cases where any of the matters set forth in Article 14, paragraph (1), item (i), (a) through (j) and (m) through (s), and item (iii), (a) through (h) and (j) of the Order for Enforcement of the Financial Instruments and Exchange Act (Cabinet Order No. 321 of 1965; including subsequent revisions) (provided, however, that this shall be limited to cases where it is found that the statutory disclosure documents submitted in the past by the Company contain any false statement about a material matter or omit information about a material matter that should be stated) and paragraph (2), items (iii) through (vi) of the same occur); excluding those permitted or expected under other provisions of the Capital and Business Alliance Definitive Agreement)

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(k)	A resolution to express an opinion (the “Supporting Opinion (Tender Offer, etc.)”) supporting the Tender Offer to be conducted as part of the transaction pertaining to the Consolidation has been passed by the Board of Directors of the Company (the “Expression of Supporting Opinion Resolution (Tender Offer, etc.)”), and this opinion has been publicly announced in accordance with laws and regulations, etc., and the expression of this opinion has not been changed to any content that does not fall under the scope of the Expression of Supporting Opinion Resolution (Tender Offer, etc.) or withdrawn
(l)	The Special Committee has submitted a report (the “Supporting Report (Tender Offer, etc.)”) to the effect that it is appropriate for the Board of Directors of the Company to express the Supporting Opinion (Tender Offer, etc.), and the report has not been changed to any content that does not fall under the scope of the Supporting Report (Tender Offer, etc.) or withdrawn

(Note 1)  According to the Capital and Business Alliance Definitive Agreement, this refers to competition laws and regulations, etc. in Japan and Vietnam (including the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade), and any other procedures concerning judicial and administrative bodies, etc. (if there is a waiting period under laws and regulations, etc., this includes waiting until the expiration of the waiting period (if it is extended by a judicial or administrative body, etc., with jurisdiction over the relevant procedures, this includes the period of such extension), and if it is necessary to obtain a judgment, etc., from a judicial or administrative body, etc., this includes obtaining the relevant judgment, etc., of the judicial or administrative body, etc.), as necessary for the execution of the Transaction.

Since the purpose of the Tender Offer is to make the Company a consolidated subsidiary of the Tender Offeror through the acquisition by the Tender Offeror of the Company’s Shares up to the maximum number of the Company’s Shares equivalent to 50.9% of the voting rights of the Company in accordance with the Capital and Business Alliance Definitive Agreement, and since the Tender Offeror intends to maintain the listing of the Company’s Shares after the Tender Offer takes effect, the Tender Offeror intends to ensure that its ownership ratio (after the Share Exchange) (Note 2), including shares indirectly held, after the Tender Offer takes effect, will be 50.9% and, to this end, has set the maximum number of shares to be purchased at 11,357,170 shares (ownership ratio (after the Share Exchange): 11.81%) (Note 3).

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Therefore, if the total number of share certificates, etc., tendered in the Tender Offer (“tendered share certificates, etc.”) exceeds the maximum number of shares to be purchased (11,357,170 shares), all or part of the excess portion shall not be purchased, etc., and delivery and other settlement related to the purchase, etc., of share certificates, etc., shall be made in accordance with the pro rata method provided for in Article 27-13, paragraph (5) of the Act and Article 32 of the Cabinet Office Order on Disclosure Required for Tender Offer for Share Certificates by Persons Other Than Issuers (Ministry of Finance Order No. 38 of 1990; including subsequent revisions; the “Cabinet Office Order”). On the other hand, in addition to providing an appropriate opportunity to sell shares to shareholders of the Company who wish to sell their shares through the Tender Offer, even if the Tender Offer does not result in the tendering of the number of the Company’s Shares required to make the Company a consolidated subsidiary through the Tender Offer, the Tender Offeror has determined that it is desirable to increase its ownership ratio (after the Share Exchange) as much as possible through the Tender Offer in order to make the Company a consolidated subsidiary of the Tender Offeror by acquiring the Company’s Shares up to maximum number equivalent to 50.9% of the voting rights of the Company in accordance with the Capital and Business Alliance Definitive Agreement, and therefore, the Tender Offeror has not set a lower limit on the number of shares to be purchased, and will conduct the purchase, etc., of all tendered share certificates, etc., if the total number of tendered share certificates, etc., is less than or equal to the maximum number of shares to be purchased (11,357,170 shares). If the Tender Offeror will not acquire a majority of the voting rights of the Company through the Tender Offer, the Tender Offeror plans to reconsider methods that will enable it to make the Company a consolidated subsidiary. The Tender Offeror plans to discuss the specific methods thereof with the Company, including acquisition through the market, etc., in light of market trends, but as of the date of this release, both the timing of those discussions and the specific method have not been decided. For information concerning planned acquisitions of the Company’s Shares after the Tender Offer, please refer to “(5) Planned Acquisition of Additional Share Certificates, etc., after the Tender Offer” below.

(Note 2)  The “ownership ratio (after the Share Exchange)” refers to the ratio of the Company’s Shares to the number of shares (96,145,487 shares) obtained by subtracting (i) the sum of (a) the number of treasury shares (890,955 shares) held by the Company as of February 28, 2025, as stated in the Company’s Summary of Financial Results, and (b) the number of Company’s Shares held by the Welcia Group (as defined in “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer” below; hereinafter, the same applies) as of the same date (4,000 shares), from (ii) the sum of (a) the total number of issued shares (49,557,068 shares) as of the same date, as stated in the Company’s Summary of Financial Results and (b) the number of shares to be delivered by the Company through the Share Exchange (47,483,374 shares) (with the sum being 97,040,442 shares). Ownership ratios (after the Share Exchange) calculated based on the latest information available prior to the commencement of the Tender Offer may differ from the above figures owing to changes after that point in time, etc. (Note 4).

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Pursuant to the Capital and Business Alliance Definitive Agreement, Welcia HD intends to: (i) have its subsidiaries distribute the Company’s Shares held by them to Welcia HD as dividends in kind, no later than the day immediately preceding the effective date of the Share Exchange, or (ii) if any of Welcia HD’s subsidiaries hold the Company’s Shares after the effective date of the Share Exchange, have those subsidiaries distribute the Company’s Shares held by them to Welcia HD as dividends in kind, and subsequently, (iii) distribute all of the Company’s Shares held by Welcia HD (for the avoidance of doubt, including the Company’s Shares distributed to Welcia HD as dividends in kind under (ii) above) to the Company as dividends in kind. Therefore, in the calculation of the “ownership ratio (after the Share Exchange),” all Company’s Shares held by Welcia Group are deemed treasury shares held by the Company.

(Note 3)  The maximum number of shares to be purchased is a provisional figure based on information as of the date of this release, and is calculated by subtracting: (i) the number of the Company’s Shares that will be owned by the Tender Offeror when the Share Exchange becomes effective (37,580,830 shares); from (ii) the number of shares obtained by (a) subtracting the sum of the number of treasury shares held by the Company as of February 28, 2025 (890,955 shares) and the number of the Company’s Shares held by the Welcia Group as of the same date (4,000 shares), from the total number of issued shares as of the same date, as stated in the Company’s Summary of Financial Results (49,557,068 shares), (b) plus the number of shares that the Company plans to deliver through the Share Exchange(47,483,374 shares) (96,145,487shares), (c) followed by multiplication of the resulting sum by 50.9%, with the product rounded down to the nearest whole unit of shares (100 shares) (48,938,000 shares). The upper limit of the number of shares to be purchased may be adjusted based on the total number of issued shares and the number of treasury shares of the Company at the time of commencement of the Tender Offer. In addition, pursuant to the Capital and Business Alliance Definitive Agreement, at the record time, Welcia HD plans to cancel all treasury shares that it holds as of the time immediately prior to the Share Exchange becoming effective, by resolution of the Board of Directors of Welcia HD at a meeting to be held no later than the day immediately preceding the effective date of the Share Exchange, and the number of shares that the Company plans to deliver through the Share Exchange may change if the appraisal rights of dissenting shareholders, as provided for in Article 785, paragraph (1) of the Companies Act, are exercised in connection with the Share Exchange. In addition, if the Company is subject to the exercise of appraisal rights by dissenting shareholders in connection with the Share Exchange, the number of treasury shares held by the Company will increase, and as a result, the maximum number of shares to be purchased may change. Pursuant to the Capital and Business Alliance Definitive Agreement, Welcia HD intends to: (i) have its subsidiaries distribute the Company’s Shares held by them to Welcia HD as dividends in kind, no later than the day immediately preceding the effective date of the Share Exchange, or (ii) if any of Welcia HD’s subsidiaries hold the Company’s Shares after the effective date of the Share Exchange, have those subsidiaries distribute the Company’s Shares held by them to Welcia HD as dividends in kind, and subsequently, (iii) distribute all of the Company’s Shares held by Welcia HD (for the avoidance of doubt, including the Company’s Shares distributed to Welcia HD as dividends in kind under (ii) above) to the Company as dividends in kind. Therefore, in the calculation of the maximum the number of shares to be purchased, all Company’s Shares held by Welcia Group are deemed treasury shares held by the Company.

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(Note 4)  The Company plans to implement the Stock Split at the ratio of 5 shares per share of the Company’s Shares, with the record date of August 31, 2025 and the effective date of September 1, 2025. For details of the Stock Split, please refer to “Notice Concerning Stock Split and Partial Amendments to Articles of Incorporation Accompanying Stock Split” released by the Company today.

Capital relationships between the Tender Offeror, the Company, and Welcia HD are as follows, as of (i) the date of this release, (ii) after the Additional Acquisition, (iii) the point in time when the Share Exchange becomes effective, and (iv) the point in time when the Tender Offer takes effect.

(i) the date of this release

(ii) After the Additional Acquisition

(iii) the point in time when the Share Exchange becomes effective

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(iv) the point in time when the Tender Offer takes effect

At a meeting of the Board of Directors of the Company held on the date of this release, it was resolved that, as the opinion of the Company as of the date of this release, if the Tender Offer is commenced, the Company will express an opinion in support of the Tender Offer, and will leave it to the judgment of the Company’s shareholders whether to tender their shares in the Tender Offer.

At the meeting described above, the Board of Directors of the Company has passed a resolution regarding the following procedures for the expression of opinions by the Company. In other words, at the time of commencement of the Tender Offer, as set forth in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below, the Company has resolved that it will request the Special Committee established by the Company in relation to the Tender Offer examine whether there are any changes to the contents of the Written Report that the Special Committee submitted to the Board of Directors of the Company on April 10, 2025, and if there are no changes to the contents of the Written Report, the Special Committee will inform the Board of Directors of the Company to that effect, or if there are any changes, the Special Committee will inform the Board of Directors of the contents of the Report after the changes, and that based on this process and the contents of the Report from the Special Committee, the Company will express its opinion on the Tender Offer again when the Tender Offer is commenced.

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For details of the decision-making process of the Board of Directors of the Company, please refer to “④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer” below.

② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer

The Tender Offeror was established in September 1926 as Okadaya Kimono Fabric Store, Inc., from the predecessor Okadaya founded in 1758. It changed its trade name to Okadaya, Inc., in November 1959, and in March 1970, the Tender Offeror merged with four companies, namely Futagi, Inc., Okadaya Chain, Inc., Kawamura, Inc., and JUSCO, Inc., and changed its trade name to JUSCO, Inc., in April of the same year. Subsequently, the Tender Offeror has developed suburban shopping centers and launched financial services businesses, anticipating the arrival of a motorized society, and has achieved growth through repeated alliances with various retailers throughout Japan. In the mid-1980s, the Tender Offeror began expanding into Malaysia, Hong Kong, and Thailand, laying the foundations for global expansion. In September 1989, it changed its name from the JUSCO Group to AEON Group, aiming for further growth and development. In August 2001, the Tender Offeror changed its trade name to AEON CO., LTD., and it changed the name of the group to AEON. Subsequently, in August 2008, the Tender Offeror transitioned from an operating holding company to a pure holding company (AEON Retail Co., Ltd. took over the retail business, etc.). In addition, the shares of the Tender Offeror were listed on the Second Section of the Tokyo Stock Exchange in September 1974 and moved to the First Section of the Tokyo Stock Exchange in August 1976, then listed on the Prime Market of the Tokyo Stock Exchange as of the date of this release as a result of the revision of the market classification of the Tokyo Stock Exchange in April 2022.

The Tender Offeror’s group consists of the Tender Offeror, 306 consolidated subsidiaries of the Tender Offeror, and 26 equity-method affiliates of the Tender Offeror (as of February 28, 2025) (hereinafter, collectively referred to as the “Tender Offeror Group”). The Tender Offeror has created a unique business model that creates synergies through organic cooperation between its main retail business, as well as general finance, development, service, specialty stores, and other businesses, as well as the functional companies that support these businesses. In addition, the Tender Offeror Group’s foundational ideal is “pursuing peace, respecting humans, and contributing to local communities, always with customers as our starting point,” and under the belief that retailing is “an industry to promote peace, humanity, and local communities” with “customers as the starting point,” as a “corporate group committed to continuous innovation,” its basic policy is to emphasize and nurture a corporate culture that is flexible and responsive to change, and to put its philosophy of “putting customers first” into practice. The Tender Offeror Group hopes to perpetuate the sound and peaceful lives of its customers through its businesses. At the same time, the Tender Offeror Group engages in various environmental conservation activities and social contribution activities, and is promoting “sustainable management” to contribute to the development of a sustainable society by simultaneously achieving “growth for the Tender Offeror Group” and “social development.” Furthermore, in all aspects of its business activities, including products, services and facilities, the Tender Offeror Group gives top priority to the “safety and security” of customers, and it is promoting various initiatives aimed at achieving mutual growth and development by being rooted in the lives of local communities and cooperating with them.

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The Tender Offeror Group entered into a capital and business alliance with the Company in 1995, under which it directed AEON Welcia Stores, Hapycom, etc., which are a drugstore alliance developing its own private-brand products and engaging in human resources development, and in 2014, the Tender Offeror Group made Welcia HD (then Welcia Yakkyoku Co., Ltd.) a consolidated subsidiary. In such ways, the Tender Offeror Group has operated the largest drugstore business in Japan and contributed to the development of the domestic drugstore business.

On the other hand, after its founding as “Tsuruha Yakushido” in 1929, the Company changed its trade name to Tsuruha Pharmacy in August 1956, then established Tsuruha Pharmacy Co., Ltd. in June 1963. In February 1993, it changed its trade name to Crane Shoji Co., Ltd., then changed its trade name to TSURUHA HOLDINGS INC. in August 2005. Meanwhile, Tsuruha Co., Ltd., the core company of the Group, was established in May 1975 as the Tsuruha Control Center of Kusuri Co., Ltd., with the objective of providing management guidance to pharmacies and drugstores, operating a wholesale business for pharmaceutical products, etc., and operating a retail business for pharmaceutical products, etc. In August 1991, this company changed its trade name to Tsuruha Co., Ltd. After listing on the Second Section of the Tokyo Stock Exchange in February 2001, Tsuruha Co., Ltd. was listed on the First Section of the Tokyo Stock Exchange in May 2002. With regard to the Company’s Shares, in November 2005, the Company conducted a share exchange with the Company as the wholly-owning parent company and Tsuruha Co., Ltd. as a wholly-owned subsidiary, and the Company’s Shares were listed on the First Section of the Tokyo Stock Exchange through a technical listing. Subsequently, following revisions to of the market divisions of the Tokyo Stock Exchange in April 2022, the Company’s Shares moved to the Tokyo Stock Exchange Prime Market.

The Group (referring to the corporate group consisting of the Company and its 12 consolidated subsidiaries (as of February, 28, 2025); hereinafter, the same applies) aims to be “Japan’s No. 1 drugstore chain” that is loved and appreciated by local communities. Based on the management philosophy of “providing affluence and leeway in the lives of our customers,” and as a leader in community healthcare, its basic philosophy is to develop a network of stores from the customers’ perspective, in order to deliver services that are more accessible and reassuring. As a multi-store drugstore operator that offers not only pharmaceuticals and cosmetics, but also a wide variety of products such as food and daily necessities, while staying closely connected to the daily lives of local residents, the Group has developed its main stores in regional areas (referring to regions excluding major metropolitan areas across Japan), where over 50% of the population lives, and provides consumers living in those regions with “affluence and leeway.” In addition, the Group’s basic policy is to “contribute to local communities by serving as a lifeline to protect local customers, helping them lead beautiful and healthy lives, and providing a place for local livelihood, employment, and economic activities.” Under these circumstances, the Group is continuously working to augment its unique strengths, capital, and management foundations in order to achieve its vision of “becoming the largest and best drugstore chain in Japan” that “promotes business activities to realize its management philosophy” and “enhances actions to solve social issues” by expanding the provision of “affluence and leeway” from customers to local communities and from communities to society as a whole.

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The capital relationship between the Tender Offeror and the Company started when the two companies entered into a business and capital alliance agreement in January 1995, under which 32,000 shares of Tsuruha Co., Ltd. were acquired by third-party allotment to JUSCO, Inc. Subsequently, as stated in the Basic Agreement Press Release, the Tender Offeror sold 3,530,000 of the Company’s Shares (ownership ratio: 7.17%) that it held to Nomura Securities on March 5, 2024, and acquired 6,600,000 of the Company’s Shares (ownership ratio: 13.41%) from a fund managed by Oasis Management Company Ltd. on March 13, 2024, resulting in the Tender Offeror holding 9,675,200 of the Company’s Shares (ownership ratio: 19.66%) as of the date of this release. Additionally, in the future, if preconditions such as the acquisition of necessary clearances, approvals, etc., pursuant to laws and regulations, etc., are satisfied, the Tender Offeror will additionally acquire 3,530,000 of the Company’s Shares (ownership ratio: 7.17%) from Nomura Securities and make the Company an equity-method affiliate. In addition, in accordance with the Capital and Business Alliance Definitive Agreement, the Tender Offeror plans to acquire 24,375,630 of the Company’s Shares (ownership ratio (after the Share Exchange): 25.35%) in exchange for the Welcia HD Shares held by the Tender Offeror upon the Share Exchange to be conducted by the Company and Welcia HD becoming effective.

To date, the drugstore industry has steadily expanded in market size, amid factors such as rising demand related to health, expansion in products offered, and ambitious store openings. On the other hand, the industry is facing changes in the business environment, including a rising desire among consumers to save money due to rising prices, and rapid increases in personnel and logistics costs. Additionally, in Japan, the industry has reached a mature stage of growth and there is growing momentum for restructuring.

Based on this understanding of the environment, the Tender Offeror, the Company, and Welcia HD have worked to realize the philosophies set forth by each company and to enhance corporate value, while also continuously sharing information and awareness of issues with each other, etc. While promoting such information sharing and shared awareness of issues, the Tender Offeror, the Company, and Welcia HD have come to believe that in order to realize a society in which everyone can equally receive health and wellness services, we must not only grow within the framework of existing business categories, but also promote fundamental transformation in our own business categories. Accordingly, the Tender Offeror appointed Nomura Securities as its financial advisor, independent of the Tender Offeror, the Company, and Welcia HD, in early December 2023, and Nishimura & Asahi as its legal advisor, independent from the Tender Offeror, the Company, and Welcia HD, in late October 2023, in order to examine various options, including capital policies, to promote a fundamental reform of its own business categories. As described in the Basic Agreement Press Release, the Tender Offeror, the Company, and Welcia HD have agreed to commence discussions related to business integration with the aim of achieving higher levels of health and wellness for local residents (for example, the provision of new healthcare services that utilize digital technology, highly specialized services including nutrition and exercise guidance, and the formation of healthy communities in cooperation with local communities) not only in Japan but also on a global scale, including the ASEAN region (Association of Southeast Asian Nations), by engaging in pre-symptomatic care, disease prevention, and treatment for people and contributing to longer extension of healthy life expectancy.

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Accordingly, the three companies have entered into the Capital and Business Alliance Basic Agreement, with the aim of creating the largest drugstore alliance in Japan by making maximum use of the management resources of each company and working together to demonstrate synergies in various fields, aiming to gain competitiveness, and grow into the No. 1 global company in Asia, while also creating unlimited growth opportunities for employees working there. During these discussions, the Tender Offeror considered it desirable to integrate the management of the Company and Welcia HD, and then, after the integration of the Company and Welcia HD, make the Company, including Welcia HD, a consolidated subsidiary of the Tender Offeror and a core subsidiary of the Health & Wellness Business of the Tender Offeror Group after the Tender Offeror additionally acquires the Company’s Shares, in order to achieve synergies and expand the Health & Wellness Business as soon as possible. Under the Capital and Business Alliance Basic Agreement, as the content of the capital alliance, the Company and Welcia HD will conduct a business integration through a share exchange by no later than December 31, 2027, in which the Company will be the parent company and Welcia HD will be a wholly-owned subsidiary (in the Capital and Business Alliance Definitive Agreement, it is agreed that the effective date of the Share Exchange will be December 1, 2025), and thereafter, the Tender Offeror will additionally acquire the Company’s Shares within a range that makes the percentage of voting rights attached to the Company’s Shares that it holds to the total number of voting rights attached to the Company’s Shares (the “Percentage of Voting Rights”) more than a majority but less than 51%, and make the Company a consolidated subsidiary. Additionally, as the content of the business alliance, the Tender Offeror, the Company, and Welcia HD will separately consult in good faith with each other and determine details such as the selection, timing, and conditions of actual action items, within the following scope.

(i)	Mutual cooperation on the development of stores and in-store dispensing pharmacies
(ii)	Mutual cooperation on the procurement of products and electricity and development
(iii)	Mutual cooperation in improving logistics efficiency
(iv)	Alignment in settlement, point systems, digital marketing, insurance, and others
(v)	Promotion of joint development and mutual supply of private-brand products
(vi)	Mutual cooperation on the promotion of digital transformation (DX) and e-commerce (EC)
(vii)	Exchange of management know-how
(viii)	Research and promotion of food and drug business model
(ix)	Exchange of human resources and personnel information

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Subsequently, the Tender Offeror, the Company, and Welcia HD decided to discuss and negotiate in good faith on the methods, conditions, etc., of each transaction agreed upon as the content of the capital alliance, while proceeding with the examination of specific synergies that could be achieved through the Capital and Business Alliance.

Accordingly, from late March 2024 to mid-December 2024, the Tender Offeror examined and discussed with the Company and Welcia HD about specific synergies from the business alliance, and conducted due diligence of the Company from late November 2024 to late January 2025, regarding business, finance, tax, legal affairs, etc. At the same time, the Tender Offeror has examined methods of acquiring the Company’s Shares and has concluded that, as the specific method for acquiring the Company’s Shares, it would be preferable to acquire them by means of a tender offer, from the perspective of providing an opportunity to tender shares in a tender offer to the shareholders of the Company who wish to sell the Company’s Shares through the Tender Offer.

Since then, the Tender Offeror has further analyzed and examined specific measures to create business synergies between the Tender Offeror Group, the Company, and Welcia HD, management policies after the Tender Offer, and other factors, based on views on the business models and medium- to long-term management strategies of the Group and the Welcia Group (Note 5), which the Tender Offeror confirmed in the course of the due diligence and meetings with the management team.

(Note 5) Welcia Group refers to the corporate group consisting of Welcia HD and its 17 consolidated subsidiaries and 3 non-consolidated subsidiaries (as of February 28, 2025). Hereinafter, the same applies.

As a result, the Tender Offeror has come to believe that it will be possible to enhance the corporate value of the Tender Offeror Group, the Group, and the Welcia Group over the medium to long term in the future, by combining and making maximum use of the management resources of the Tender Offeror Group, the Group, and the Welcia Group, and through mutual collaboration to realize synergies in various fields, as it aims to create the largest drugstore alliance in Japan, gain competitiveness, and grow into the No. 1 global company in Asia, while also creating unlimited growth opportunities for employees working there.

Specifically, the following synergies are expected.

(a)	Enhance profitability by promoting a dominant strategy and sharing store development know-how ((i) above)

By promoting a dominant strategy (Note 6), the Tender Offeror Group, the Group, and the Welcia Group aim to improve profitability by increasing customer attraction through stronger recognition, while also reducing costs by improving sales promotion and delivery efficiency.

(Note 6) A dominant strategy refers to a strategy of concentrating stores in a specific region and thus securing a competitive advantage in that region.

(b)	Accelerate store openings overseas ((i) above)

By opening stores overseas using the overseas business sites, procurement network, systems, know-how, and human assets of the Tender Offeror Group, the Tender Offeror believes the Company will be able to open stores faster and gain competitiveness at an early stage. As a result, the Tender Offeror believes that the Group and the Welcia Group will be able to substantially accelerate development into the Chinese and ASEAN markets, which is an important management challenge for them.

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(c)	Cooperation in procurement of products, etc. ((ii) above)

The Tender Offeror Group, the Group, and the Welcia Group will strengthen collaboration in the procurement of products, etc. (for example, joint negotiations, joint delivery, joint promotion, etc.), with the aim of improving competitiveness.

(d)	Cost reduction through joint procurement of electricity ((ii) above)

The Tender Offeror Group, the Group, and the Welcia Group aim to reduce costs through the joint procurement of electricity, etc.

(e)	Optimization of delivery routes and reduction of delivery costs through joint delivery ((iii) above)

The Tender Offeror believes that optimizing logistics efficiency through measures such as joint deliveries and joint use of distribution centers, and promoting integration with the logistics functions of the Tender Offeror Group in the future, will contribute to the reduction of delivery costs.

(f)	Improve earnings by accelerating development of private-brand products and strengthening product lineups ((v) above)

The Tender Offeror Group, the Group, and the Welcia Group aim to enhance their price and value appeal and increase the frequency of customer visits by strengthening collaboration in product development (for example, joint product planning and development, joint marketing, etc.) and expanding the range of private-brand products.

(g)	Increase sales by strengthening existing businesses in the dispensing pharmacy business and developing new businesses ((vii) above)

The Tender Offeror believes that it will be possible to increase sales and reduce costs in existing businesses through sharing operational know-how on dispensing pharmacy operations and how to attract clinics and optimizing dispensing pharmacy strategies for each region, among the Tender Offeror Group, the Group, and Welcia Group.

In addition, with regard to the Tender Offer Price, as a result of the due diligence conducted from late November 2024 to late January 2025, the Tender Offeror proposed to the Company that the Tender Offer Price be 11,000 yen (the price obtained by adding a premium of 17.15% (rounded to the second decimal place; hereinafter, the same applies to the calculation of the premium rate) to the closing price of 9,390 yen for the Company’s Shares on the Prime Market of the Tokyo Stock Exchange on March 6, 2025, the business day preceding the proposal date) on March 7, 2025, based on comprehensive consideration of the objective of the Tender Offer, the prospect of tenders in the Tender Offer, and trends in the market price of the Company’s Shares.

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In response, on March 12 the Tender Offeror received a request from the Company to review the Tender Offer Price, from the perspective of considering the interests of the Company’s “general shareholders” (which term has the same meaning as “minority shareholders” in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange; hereinafter, the same applies). Upon receiving this request from the Company, on March 19 the Tender Offeror made a second proposal to set the Tender Offer Price at 11,100 yen (the price obtained by adding a premium of 17.21% to the closing price of the Company’s Shares of 9,470 yen on the Prime Market of the Tokyo Stock Exchange on March 18, 2025, the business day preceding the proposal date). In response, on March 21, the Tender Offeror received another request from the Company to again review the Tender Offer Price, from the perspective of considering the interests of the Company’s minority shareholders. Upon receiving this request, on March 25 the Tender Offeror made a third proposal to the Company, which included setting the Tender Offer Price at 11,200 yen (the price obtained by adding a premium of 19.21% to the closing price of the Company’s Shares of 9,395 yen on the Prime Market of the Tokyo Stock Exchange on March 24, 2025, the business day preceding the proposal date). In response, on March 28, the Tender Offeror received a request from the Company to reconsider the Tender Offer Price, on the grounds that the Tender Offer Price proposed in the third proposal did not give sufficient consideration to the interests of the Company’s minority shareholders. Upon receiving this request, on March 31 the Tender Offeror made a fourth proposal to the Company to set the Tender Offer Price at 11,300 yen (the price obtained by adding a premium of 20.07% to the closing price of the Company’s Shares of 9,411 yen on the Prime Market of the Tokyo Stock Exchange on March 28, 2025, the business day preceding the proposal date). Subsequently, on April 3, 2025, the Tender Offeror received a request from the Company to consider a further increase in the Tender Offer Price, from the perspective of fully securing the interests of the Company’s minority shareholders. Upon receiving this request, on the same date the Tender Offeror made a final proposal to the Company to set the Tender Offer Price at 11,400 yen (the price obtained by adding a premium of 23.58% to the closing price of the Company’s Shares of 9,225 yen on the Prime Market of the Tokyo Stock Exchange on April 2, 2025, the business day preceding the proposal date). Subsequently, on April 7, 2025, the Tender Offeror received a request from the Company to consider another rise in the Tender Offer Price, from the perspective of fully securing the interests of the Company’s minority shareholders. Upon receiving this request, on April 8 the Tender Offeror made another proposal to the Company to set the Tender Offer Price at 11,400 yen (the price obtained by adding a premium of 24.30% to the closing price of the Company’s Shares of 9,171 yen on the Prime Market of the Tokyo Stock Exchange on April 7, 2025, the business day preceding the proposal date), on the grounds that, after serious discussions, the Tender Offeror concluded that the Tender Offer Price proposed in the final proposal gave maximum consideration to the interests of the Company’s minority shareholders. In response, on April 9, the Tender Offeror received a response from the Company to the effect that the Company would proceed with consideration based on the Tender Offer Price, although the final decision would be made at the Company’s Board of Directors meeting to be held on April 11, 2025.

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Based on the discussions and negotiations described above, the Tender Offeror decided, on the date of this release, by the decision of its Representative Executive Officer, to (i) conduct the Tender Offer with the Tender Offer Price of 11,400 yen, and (ii) enter into the Capital and Business Alliance Definitive Agreement with the Company and Welcia HD. For an outline of the Capital and Business Alliance Definitive Agreement, please refer to “(2) The Capital and Business Alliance Definitive Agreement” of “4. Matters Concerning the Tender of Shares in the Tender Offer by Shareholders of the Company and Other Material Agreements Pertaining to the Tender Offer” below.

③ Management Policies After the Tender Offer

The Tender Offeror intends to maintain the listing of the Company’s Shares after the Tender Offer. Accordingly, the Tender Offeror and the Company agreed in the Capital and Business Alliance Definitive Agreement to respect the Company’s current corporate culture and management autonomy, and to consider the common interests of the Company’s shareholders, including minority shareholders.

In addition, with regard to the composition of Directors of the Company, the Tender Offeror has agreed in the Capital and Business Alliance Definitive Agreement that it will have the right to nominate one non-executive Director of the Company. In addition, in the Capital and Business Alliance Definitive Agreement, the Tender Offeror has reached agreements with the Company concerning matters such as the governance of the Company after the Tender Offer and the treatment of the Company’s Shares held by the Tender Offeror. For details of these matters, please refer to “(2) The Capital and Business Alliance Definitive Agreement” of “4. Material Agreements Between the Tender Offeror and Shareholders of the Company on the Tender of Shares in the Tender Offer and Other Matters Pertaining to the Tender Offer” below.

④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer

(i)       Background to Proposals from the Tender Offeror and Establishment of the Examination System

As described in “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer” above, the drugstore industry, including the Company, has steadily expanded in market size amid factors such as rising demand related to health, expansion in products offered, and ambitious store openings. On the other hand, the industry is facing changes in the business environment, including a rising desire among consumers to save money due to rising prices, and rapid increases in personnel and logistics costs. Additionally, the Company believes that in Japan, the industry has reached a mature stage of growth and there is growing momentum for restructuring. Under these circumstances, the Company aims to transform itself into a lean corporate structure for even greater growth through the promotion of key strategies related to stores, dispensing pharmacies, digital transformation (DX), and private brands, such as further strengthening the dominant strategy in regions where it has already opened stores, expanding the number of stores with in-store dispensing pharmacies, building next-generation infrastructure through the renovation of internal systems in each division, and strengthening the lineup of private-brand series.

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However, as widening disparities in medical care and health care, as well as regional disparities, have become major social issues, the drugstore industry is facing an increasingly severe business environment due to factors such as cuts to drug prices, consumers’ increasing desire to save money, and rapid increases in personnel and logistics costs. On the other hand, in order to create a society in which everyone can equally receive health and wellness services even under such an environment, the Company believes that it is necessary not only to grow within the framework of existing business categories, but also to promote fundamental changes in its own business categories.

Based on the above understanding of the challenges we face, the Tender Offeror, which is a long-standing collaborative partner of the Company, the Company, and Welcia HD have worked to realize the philosophies set forth by each company and to enhance corporate value, while also continuously sharing information and an understanding of issues with each other, etc. Then, as announced in the Basic Agreement Press Release, the Tender Offeror, the Company, and Welcia HD concluded the Capital and Business Alliance Basic Agreement because the three companies came to believe that it would be optimal to create the largest drugstore alliance in Japan by making maximum use of the management resources of each company and working together to demonstrate synergies in various fields, aiming to gain competitiveness, and grow into the No. 1 global company in Asia, while also creating unlimited growth opportunities for employees, and thereby to achieve higher levels of health and wellness for local residents (for example, the provision of new healthcare services that utilize digital technology, highly specialized services including nutrition and exercise guidance, and the formation of healthy communities in cooperation with local communities).

Prior to the conclusion of the capital and business alliance agreement dated February 28, 2024 among the Tender Offeror, the Company, and Welcia HD (the “Basic Agreement”), the Company appointed: (a) SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as a financial advisor independent of the Tender Offeror, the Company, and Welcia HD in late November 2023, in order to examine various options including capital policies; and (b) TMI Associates as a legal advisor independent of the Tender Offeror, the Company, and Welcia HD in early March 2024, in order to receive legal advice, including advice on measures to be taken for ensuring procedural fairness in the Transaction, various procedures related to the Transaction, and the Company’s decision-making methods and processes relating to the Transaction. Although the Tender Offer is not categorized as a tender offer by a controlling shareholder or a so-called management buyout (MBO) (Note), in the Transaction, the Tender Offeror will hold a majority Percentage of Voting Rights of the Company as a result, and will be the counterparty directly or indirectly. Accordingly, based on the fact that the Tender Offeror directly holds 9,675,200 of the Company’s Shares listed on the Prime Market of the Tokyo Stock Exchange (ownership ratio: 19.66%) and will hold 13,205,200 of the Company’s Shares (ownership ratio: 26.83%) as a result of the Additional Acquisition, in general terms, the Board of Directors of the Company may be influenced by the Tender Offeror when making decisions related to the Transaction owing to its structure, and there may be a conflict of interest between the Board of Directors of the Company and the general shareholders of the Company when determining the appropriateness of the Transaction.

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Based on this possibility, in order to ensure the fairness of the entire process of the examination of the appropriateness of the Transaction and negotiations and judgment concerning the transaction terms, and based on the advice of TMI Associates, the Board of Directors of the Company immediately began establishing a system for examination, negotiation, and judgments on the Transaction from the perspective of enhancing the corporate value of the Company and protecting the interests of the minority shareholders of the Company from a standpoint independent of the Tender Offeror and Welcia HD. Furthermore, as described in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below, the Special Committee, in accordance with the authority granted to the Special Committee, after confirming that there are no problems in terms of independence from the Tender Offeror and the Group, expertise, track record, etc., appointed YAMADA Consulting Group Co., Ltd. (“YAMADA Consulting”) as its independent financial advisor and third-party valuation institution independent of the Tender Offeror, the Company, and Welcia HD on October 31, 2024. In addition, as described in “⑦ Advice from an Independent Law Firm for the Special Committee” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below, in accordance with the authority granted to the Special Committee, after confirming that there are no problems in terms of independence from the Tender Offeror and the Group, expertise, track record, etc., on November 7, 2024 the Special Committee also appointed Hibiya Park Law Offices as its own legal advisor independent of the Tender Offeror, the Company, and Welcia HD.

(Note)	A “management buyout (MBO)” refers to a transaction in which a tender offeror conducts a tender offer based on an agreement between the tender offeror and officers of the Company, and shares interests with the officers of the Company. Hereinafter, the same applies.

Specifically, as described in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below, by resolution at a meeting of the Board of Directors of the Company held on September 6, 2024, the Company established the Special Committee (the “Special Committee”; for information about the background of the establishment of the Special Committee, etc., the background of its examination, the details of its decisions, etc., please refer to “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” of “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below), consisting of five members: Takuya Okazaki (Independent Outside Director who is an Audit and Supervisory Committee Member of the Company), Harumi Sato (Independent Outside Director who is an Audit and Supervisory Committee Member of the Company), Wakana Tanaka (Independent Outside Director of the Company), Hiroshi Okuno (Independent Outside Director of the Company), and Tatsuichi Asada (Independent Outside Director who is an Audit and Supervisory Committee Member of the Company).

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The Company has confirmed that the candidate members of the Special Committee are independent of the Company, the Tender Offeror, and Welcia HD and that none of the candidates have any material interest in the success or failure of the Transaction contrary to the interests of minority shareholders. The Company also resolved to consult with the Special Committee on (a) matters related to the reasonableness of the purpose of the Transaction (including whether the Transaction will contribute to the enhancement of the Group’s corporate value), (b) matters related to the appropriateness of the terms of the Transaction (including the appropriateness of the method of execution of the Transaction and the type of consideration), (c) matters related to the fairness of the procedures of the Transaction (including examination of what and to what extent fairness measures should be taken), and (d) in light of (a) through (c) above, whether it is disadvantageous to minority shareholders of the Company for the Board of Directors of the Company to decide to implement the Transaction (in the case where a tender offer is to be implemented as the content of the Transaction, the content of the expression of opinion pertaining to the tender offer shall be included) (hereinafter, these matters will be collectively referred to as the “Matters for Consultation”) (for information about the method of resolution at the meeting of the Company’s Board of Directors, please refer to “⑤ Unanimous Approval by All Disinterested Directors of the Company (Including Audit and Supervisory Committee Members)” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below). As described in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” under “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below, the Company has received approval from the Special Committee to appoint SMBC Nikko Securities as its financial advisor and TMI Associates as its legal advisor. In addition, as described in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” under “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below, based on the authority described above, the Special Committee appointed Yamada Consulting as its own financial advisor on October 31, 2024 and Hibiya Park Law Offices as its own legal advisor on November 7, 2024.

Furthermore, the Company will establish an internal system to conduct examination, negotiation, and judgment regarding the Transaction from a standpoint independent of the Tender Offeror and Welcia HD, and the Special Committee has confirmed that there are no problems with this examination system from the viewpoint of independence and fairness (for details of the examination system, please refer to “⑥ Establishment of an Independent Examination System in the Company” under “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below).

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(ii)       Background to Examination and Negotiation

After the establishment of the examination system described in “(i) Background to Proposals from the Tender Offeror and Establishment of the Examination System” above, the Company received legal advice from TMI Associates on measures to ensure the fairness of procedures in relation to the Transaction, etc., and carefully examined the appropriateness of the Transaction and the terms of the Transaction based on expert advice on negotiations and other matters related to the Transaction from SMBC Nikko Securities.

After the conclusion of the Capital and Business Alliance Basic Agreement, the Company decided to discuss and negotiate in good faith on the methods, terms, etc., of each transaction agreed upon as the content of the capital alliance, while proceeding with examination of specific synergies that could be achieved through the Capital and Business Alliance with the Tender Offeror and Welcia HD.

As a result of multiple discussions, The Tender Offeror, the Company, and Welcia HD decided to conclude the Capital and Business Alliance Definitive Agreement as of the date of this release. For an outline of the Capital and Business Alliance Definitive Agreement, please refer to “(2) The Capital and Business Alliance Definitive Agreement” under “4. Material Agreements Between the Tender Offeror and Shareholders of the Company on the Tender of Shares in the Tender Offer and Other Matters Pertaining to the Tender Offer” below. With the conclusion of the Capital and Business Alliance Definitive Agreement, the Basic Agreement was terminated.

At the same time, following the establishment of the Special Committee by resolution of the Board of Directors of the Company at a meeting held on September 6, 2024, the Special Committee participated substantially in discussions and negotiations on the Tender Offer Price with the Tender Offeror, through such activities as receiving timely reports upon receipt by the Company of each proposal related to the Tender Offer Price from the Tender Offeror, expressing an opinion to the Company on multiple occasions to the effect that the Company should request the Tender Offeror to increase the Tender Offer Price, and deliberating and discussing policies for negotiations on the Tender Offer Price with the Tender Offer. Specifically, on October 30, 2024, the Special Committee asked the Tender Offeror and Welcia HD questions regarding the purpose, background, and structure of the Transaction and management policies after the Transaction, among other things, and received responses to these questions from Welcia HD on November 19, 2024, and from the Tender Offeror on November 28, 2024. In addition, on December 18, 2024, the Special Committee asked the Tender Offeror additional questions regarding the purpose, background, and structure of the Transaction and management policies after the Transaction, among other things, and received responses to these additional questions from the Tender Offeror on January 24, 2025.

In addition, on March 7, 2025, the Company received an initial proposal for the Tender Offer Price in writing from the Tender Offeror. After receiving the initial proposal, on March 12, 2025, the Company requested that the Tender Offeror review the Tender Offer Price, from the perspective of considering the interests of the Company’s minority shareholders. On March 19, 2025, the Company received a second proposal in writing from the Tender Offeror in response to this request.

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After receiving the second proposal, on March 21, 2025, the Company submitted another request that the Tender Offeror again review the Tender Offer Price, from the perspective of considering the interests of the Company’s minority shareholders. On March 25, 2025, the Company received a third proposal in writing from the Tender Offeror in response to this request. After receiving the third proposal, on March 28, 2025, the Company submitted another request that the Tender Offeror again review the Tender Offer Price, from the perspective of considering the interests of the Company’s minority shareholders. On March 31, 2025, the Company received a fourth proposal in writing from the Tender Offeror in response to this request. After receiving the fourth proposal, on April 3, 2025, the Company submitted another request that the Tender Offeror again review the Tender Offer Price, from the perspective of considering the interests of the Company’s minority shareholders. On April 3, 2025, the Company received a final proposal in writing from the Tender Offeror in response to this request. After receiving the final proposal, on April 7, 2025, the Company requested that the Tender Offeror consider another rise in the Tender Offer Price, from the perspective of fully securing the interests of the Company’s minority shareholders. On April 8, 2025, the Company received another final proposal from the Tender Offeror in response to this request. The Company responded that it would proceed with consideration based on the proposed price.

In the course of these discussions and negotiations, the Special Committee has received reports from SMBC Nikko Securities, which is the Company’s financial advisor, and YAMADA Consulting, which is the Special Committee’s financial advisor, as appropriate, and has confirmed and expressed its opinions, etc. Specifically, the Special Committee has confirmed and approved the reasonableness of the content, significant assumptions, background to preparation, etc., of the business plan (the “Business Plan”) from the fiscal year ending February 2025 through the fiscal year ending February 2030, which was prepared by the Company. In addition, in negotiations with the Tender Offeror, SMBC Nikko Securities, which is the Company’s financial advisor, has responded in accordance with the negotiation policy determined after deliberation by the Special Committee, and whenever it has received a proposal on the Tender Offer Price from the Tender Offeror, it has immediately reported it to the Special Committee and responded in accordance with its instructions.

On April 10, 2025, the Company received a written report (the “Written Report”) from the Special Committee (for an outline of the Written Report, please refer to “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” under “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below).

(iii)       Content of the Company’s Decision-Making

Under the process described above, based on the legal advice received from TMI Associates and the expert advice on the negotiations and other matters related to the Transaction received from SMBC Nikko Securities, the Company carefully examined and discussed matters such as whether the Transaction, including the Tender Offer, would contribute to the enhancement of the Company’s corporate value and whether the terms of the Transaction were appropriate at a meeting of the Board of Directors of the Company held on the date of this release, while respecting the judgment of the Special Committee expressed in the Written Report to the maximum possible extent.

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As a result, the Company has concluded that by consolidating the respective management resources of the Tender Offeror, the Company, and Welcia HD, and mutually utilizing their strengths in terms of business know-how, etc., the Company is expected not only to realize synergies such as those described in the above “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer,” namely (a) enhance profitability by promoting a dominant strategy and sharing store development know-how, (b) accelerate store openings overseas, (c) cooperation in procurement of products, etc., (d) cost reduction through joint procurement of electricity, (e) optimization of delivery routes and reduction of delivery costs through joint delivery, (f) improve earnings by accelerating development of private-brand products and strengthening product lineups, and (g) increase sales by strengthening existing businesses in the dispensing pharmacy business and developing new businesses, but also, by integrating the management of the Company and Welcia HD, and making the Company, including Welcia HD, a consolidated subsidiary of the Tender Offeror through the Tender Offer after the integration between the Company and Welcia HD, and establishing a cooperative system between the two companies, the Tender Offeror and the Company will become a single entity through the Transaction, including the Tender Offer, and the Company, including Welcia HD, will swiftly implement business operations as a core subsidiary of the Health & Wellness Business of the Tender Offeror Group and aim to realize synergies at an early stage, thereby contributing to achieving the “creation of the largest drugstore alliance in Japan, gaining of competitiveness, and growth into the No. 1 global company in Asia,” as described in “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s decision to Conduct the Tender Offer” above, and ultimately to the enhancement of the Group’s corporate value. On the other hand, at the same time, the Company has reached a shared understanding with the Tender Offeror that maintaining the Company’s unique corporate culture and management autonomy will be extremely important for enhancing corporate value through the sustainable development of the Company, and that in order to strengthen the capital relationship between the two companies, it is desirable to make the Company a consolidated subsidiary that maintains its listing, to facilitate the deepening of the partnership between the two companies while respecting the Company’s independent management. However, with regard to constraints on management arising from an increase in the Tender Offeror’s control or influence over the management of the Company, as described in “(2) The Capital and Business Alliance Definitive Agreement” under “4. Material Agreements Between the Tender Offeror and Shareholders of the Company on the Tender of Shares in the Tender Offer and Other Matters Pertaining to the Tender Offer” below, the Tender Offeror and the Company have agreed on the autonomy and independence of management in the Capital and Business Alliance Definitive Agreement, and it has therefore been judged that there will be no problems related to the autonomy and independence of management, as it has been contractually dealt with to some extent.

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Based on the above, the Board of Directors of the Company determined that the Tender Offer will contribute to the further growth and development of the Company and the enhancement of the Company’s corporate value in the future, and therefore resolved to express an opinion supporting the Tender Offer.

In addition, it is recognized as sufficiently reasonable for the Company’s shareholders to choose to hold the Company’s Shares after the Tender Offer since the Company’s Shares will remain listed after the Tender Offer. Accordingly, the Company has also resolved that it will reserve judgment on the appropriateness of the Tender Offer Price and leave it to the judgment of the Company’s shareholders whether to tender their shares in the Tender Offer. For this reason, based on the circumstances described above, the Company has not independently obtained a share valuation report from a third-party valuation institution for the Tender Offer.

In addition, at the aforementioned meeting of the Board of Directors of the Company, the Company also resolved that, at the time of commencement of the Tender Offer, it will request the Special Committee established by the Company examine whether there are any changes to the contents of the Written Report that the Special Committee submitted to the Board of Directors of the Company on April 10, 2025, and if there are no changes to the contents of the Written Report, the Special Committee will inform the Board of Directors of the Company to that effect, or if there are any changes, the Special Committee will inform the Board of Directors of the contents of the Report after the changes, and that based on this process and the contents of the Report from the Special Committee, the Company will express its opinion on the Tender Offer again when the Tender Offer is commenced.

For details of the decision-making process of the Board of Directors of the Company, please refer to “⑤ Unanimous Approval by All Disinterested Directors of the Company (Including Audit and Supervisory Committee Members)” in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below.

(3)	Matters Concerning Valuation

① Summary of Valuation by the Company

As stated in “④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above, since the Tender Offeror does not intend to delist the Company’s Shares in the Tender Offer but intends to maintain the listed status of the Company’s Shares after the Tender Offer, the Company has resolved to reserve its decision on the appropriateness of the Tender Offer Price. For this reason, the Company has not obtained a valuation report on the valuation of the Company’s Shares from a third-party appraiser for the Tender Offer.

② The Tender Offeror’s Receipt of a Stock Valuation Report from Its Independent Third-Party Appraiser

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In determining the Tender Offer Price, the Tender Offeror requested Nomura Securities, which served as the Tender Offeror’s financial advisor and was appointed as the Tender Offeror’s third-party appraiser independent of the Tender Offeror, the Company, and Welcia HD, to evaluate the value of the Company’s Shares in order to ensure the fairness of the Tender Offer Price. Nomura Securities is not a related party of the Tender Offeror, the Company, or Welcia HD and does not have any material interest in the Tender Offer that should be disclosed.

After considering valuation methods for the Tender Offer, Nomura Securities valued the Company’s Shares by employing: (a) average market share price analysis, since the Company’s Shares are listed on the Prime Market of the Tokyo Stock Exchange; (b) comparable company analysis, since there are listed companies comparable to the Company, which makes it possible to infer its stock value by this analysis; and (c) discount cash flow analysis (“DCF analysis”), in order to reflect the Company’s future business activities in the valuation. The Tender Offeror received a stock valuation report dated April 11, 2025 from Nomura Securities (the “Stock Valuation Report”). The Tender Offeror has not received from Nomura Securities an opinion letter on the fairness of the Tender Offer Price (a fairness opinion), since the Tender Offeror believes that sufficient consideration has been given to the interests of minority shareholders of the Company, taking comprehensively into consideration the various factors described in “(7) Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest” below.

The range of the value per share of the Company’s Shares calculated by Nomura Securities using each of the above methods is as follows:

Average market share price analysis	: 8,854 yen to 10,400 yen
Comparable company analysis	: 7,684 yen to 13,408 yen
DCF analysis	: 8,049 yen to 14,302 yen

In the average market share price analysis, the share value range per share of the Company’s Shares of 8,854 yen to 10,400 yen was derived based on the following figures quoted on the Prime Market of the Tokyo Stock Exchange with the reference date of April 10, 2025: 10,400 yen (rounded to the nearest whole yen; hereinafter, the same applies in the calculation of a simple average closing price), which was the closing price of the Company’s Shares as of the reference date; 9,709 yen, which was the simple average closing price over the 5-business day period preceding the reference date; 9,447 yen, which was the simple average closing price over the 1-month period preceding the reference date; 9,289 yen, which was the simple average closing price over the 3-month period preceding the reference date; and 8,854 yen, which was the simple average closing price over the 6-month period preceding the reference date.

In the comparable company analysis, the share value range per share of the Company’s Shares of 7,684 yen to 13,408 yen was derived by analyzing the value of the Company’s Shares through comparison of the Company’s financial indices indicating market share price, profitability, etc. with those of listed companies engaged in businesses relatively similar to the business of the Company.

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In the DCF analysis, the share value range per share of the Company’s Shares of 8,049 yen to 14,302 yen was derived by analyzing the Company’s corporate value and share value, calculated by discounting to the present value at a certain discount rate the free cash flow that the Company is expected to generate after the fiscal period ending February 28, 2025 based on various factors confirmed by the Tender Offeror, such as the Company’s business plans and publicly disclosed information.

After taking comprehensively into account the value of the Company’s Shares reported in the Stock Valuation Report received from Nomura Securities, as well as (a) the results of the due diligence investigation of the Company conducted from late November 2024 to late January 2025, (b) whether or not the Company’s Board of Directors intends to agree to the Tender Offer, and (c) the expected number of shares to be tendered in the Tender Offer, among other things, and based on other circumstances such as the results of discussions and negotiations with the Company, the Tender Offeror has ultimately decided today to set the Tender Offer Price at 11,400 yen by a decision of its Representative Executive Officer.

The Tender Offer Price of 11,400 yen represents: (a) a premium of 9.62% on the closing price of 10,400 yen of the Company’s Shares on the Prime Market of the Tokyo Stock Exchange on April 10, 2025, which is the business day immediately preceding the announcement date of the scheduled commencement of the Tender Offer; (b) a premium of 20.67% on the simple average closing price of 9,447 yen of the Company’s Shares for the past 1 month; (c) a premium of 22.73% on the simple average closing price of 9,289 yen of the Company’s Shares for the past 3 months; and (d) a premium of 28.76% to the simple average closing price of 8,854 yen of the Company’s Shares for the past 6 months.

(Note) In evaluating the value of the Company Shares, Nomura Securities assumed that the existing public information and all information provided to Nomura Securities were accurate and complete, and did not independently verify the accuracy and completeness of such information. Nomura Securities did not independently conduct evaluation, appraisal or assessment of the assets or liabilities (including derivative financial instruments, off-balance-sheet assets and liabilities, and other contingent liabilities) of the Company or its affiliates, including analysis and evaluation of their individual assets and liabilities, nor did it make any request to a third-party institution for appraisal or assessment of such assets or liabilities. Nomura Securities assumed that the management of the Tender Offeror reasonably reviewed and prepared information regarding the financial forecasts (including profit planning and other information) of the Company based on the best and sincere estimates and judgment currently available. The calculation by Nomura Securities reflected information and economic conditions obtained by Nomura Securities by April 10, 2025. The sole purpose of Nomura Securities’ calculation is to serve as a reference for the Board of Directors of the Tender Offeror in its consideration of the value of the Company Share.

(4)	Prospects and Reasons for Delisting

As of the date of this release, the Company’s Shares are listed on the Prime Market of the Tokyo Stock Exchange. The Tender Offer is not intended to delist the Company’s Shares. The Tender Offeror intends to implement the Tender Offer by setting the maximum number of shares to be purchased at 11,357,170 shares (ownership ratio (after the Share Exchange): 11.81%). This will result in the Tender Offeror holding 48,938,000 of the Company’s Shares at maximum (ownership ratio (after the Share Exchange): 50.90%). Therefore, the Company’s Shares will remain listed on the Prime Market of the Tokyo Stock Exchange after completion of the Tender Offer.

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As of the date of this release, the Company meets all of the continued listing requirements for the Prime Market of the Tokyo Stock Exchange. However, if tenders of tradable shares (Note 1) of the Company in the Tender Offer results in a drop in the number of tradable shares of the Company and if this results in the Company’s tradable share ratio (Note 2), which is 62.87% (rounded down to two decimal places) as of February 28, 2025, failing to meet the threshold tradable share ratio of 35.00% as one of the continued listing requirements for the Prime Market of the Tokyo Stock Exchange prescribed by the Tokyo Stock Exchange, then the Company will be subject to the transitional measures. In this regard, the Tender Offeror and the Company have agreed in the Capital and Business Alliance Definitive Agreement that the Tender Offeror will cooperate, to a practically reasonable extent, to maintain the listing of the Company’s Shares on the Prime Market of the Tokyo Stock Exchange.

The maximum number of shares to be purchased and the corresponding ownership ratio (after the Share Exchange), as well as the maximum number of the Company’s Shares to be held by the Tender Offeror after the completion of the Tender Offer and the corresponding ownership ratio (after the Share Exchange), all as specified above, are provisional figures based on the information available as of today.

(Note 1) The term “tradable shares” refers to the number of listed securities as of the immediately preceding record date or the like, excluding share certificates and the like with low tradability as defined by the Tokyo Stock Exchange (i.e., shares held by persons or partnerships or the like, listed companies, officers or the like (i.e., officers of listed companies, spouses and blood relatives within the second degree of kinship of officers of listed companies, companies in which a majority of voting rights of all shareholders are held by any of the above persons, and listed companies’ affiliated companies and their officers), ordinary banks, insurance companies, business corporations, etc. in Japan, in each case holding 10% or more of the listed shares).

(Note 2) The term “tradable share ratio” refers to the number of tradable shares divided by the number of listed shares including treasury shares.

(5)	Planned Acquisition of Additional Share Certificates, etc., after the Tender Offer

Since the Tender Offeror intends to implement the Tender Offer for the purpose of making the Company a consolidated subsidiary of the Tender Offeror, the Tender Offeror is not planning at this time to acquire additional Company’s Shares once the Tender Offeror acquires through the Tender Offer such number of the Company’s Shares as is necessary to make the Company a consolidated subsidiary. On the other hand, the Tender Offeror intends to reconsider ways to successfully make the Company a consolidated subsidiary of the Tender Offer if the Tender Offeror fails to acquire a majority of the voting rights in the Company through the Tender Offer and to acquire such number of the Company’s Shares as is necessary to make the Company a consolidated subsidiary of the Tender Offeror.

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In this case, the Tender Offeror will reconsider an additional acquisition of the Company’s Shares while assessing the external environment, such as the market price of the Company’s Shares, by taking also into account the results of the Tender Offer. The Tender Offeror plans to discuss with the Company the specific method of such additional acquisition, including acquisition in the market, in light of market trends. However, as of the date of this release, the Tender Offeror has not determined when or specifically how such discussion may take place. As per the Capital and Business Alliance Definitive Agreement, the Tender Offeror intends to acquire the Company’s Shares sufficient for the Tender Offeror to hold 50.9％ in terms of Percentage of Voting Rights.

(6)	Policy for Reorganization, etc. after the Tender Offer (Matters Concerning So-Called Two-Step Acquisition)

The Tender Offer is not designed as part of a so-called two-step acquisition.

(7)	Measures to Ensure the Fairness of the Tender Offer, Including Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest

As of the date of this release, the Company is not a subsidiary of the Tender Offeror, the Tender Offeror has not assigned any officers or employees to the Company, and the Tender Offer does not constitute a transaction by a controlling shareholder. The transaction for Consolidation, including the Tender Offer, is not a so-called management buyout (MBO) either since neither all nor part of the Company’s management team intends to make any direct or indirect capital contribution to the Tender Offeror.

However, the Tender Offeror and the Company have taken the measures described in ① through ⑦ below to ensure the fairness of transaction in the Transaction and to eliminate arbitrariness, ensure fairness, transparency, and objectivity, and avoid potential conflicts of interest in the decision-making process leading to the decision to implement the Tender Offer. This has been done while considering the following, among other things, during discussions and decisions on the pros and cons of the Tender Offer and on the appropriateness of the terms of the transaction: as described in “① Outline of the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above. (i) The Transaction will result in the Tender Offeror holding a majority of the Percentage of Voting Rights in the Company, and will be conducted directly or indirectly with the Tender Offeror; (ii) the Tender Offeror directly holds 9,675,200 shares (ownership ratio: 19.66%) of the Company’s Shares listed on the Prime Market of the Tokyo Stock Exchange; (iii) the Additional Acquisition will result in the Tender Offeror holding 13,205,200 shares (ownership ratio: 26.83%) of the Company; and (iv) therefore, in general terms, (a) the Company’s Board of Directors may, due to its composition, be influenced by the Tender Offeror in making decisions related to the Transaction, and (b) conflicts of interest may arise between the Company’s Board of Directors and the Company’s general shareholders in making a decision on the pros and cons of the Transaction. Of the measures described below, those implemented by the Tender Offeror are described based on the explanation received from the Tender Offeror.

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① The Tender Offeror’s Receipt of a Stock Valuation Report from Its Independent Third-Party Appraiser

In determining the Tender Offer Price, the Tender Offeror requested Nomura Securities, which served as the Tender Offeror’s financial advisor and was appointed as the Tender Offeror’s third-party appraiser independent of the Tender Offeror, the Company, and Welcia HD, to evaluate the stock value of the Company in order to ensure the fairness of the Tender Offer Price. Nomura Securities is not a related party of the Tender Offeror, the Company, or Welcia HD and does not have any material interest in the Tender Offer. The Tender Offeror has not received from Nomura Securities an opinion letter on the fairness of the Tender Offer Price (a fairness opinion), since the Tender Offeror determined and decided on the Tender Offer Price after: (i) taking comprehensively into consideration the various factors described in “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above; and (ii) discussions and negotiations with the Company.

For a summary of the Stock Valuation Report on the stock value of the Company received by the Tender Offeror from Nomura Securities, please see “② The Tender Offeror’s Receipt of a Stock Valuation Report from Its Independent Third-Party Appraiser” under “(3) Matters Concerning Valuation” above.

② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee

(i)       Background to the Establishment, etc.

As stated in “④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above, the Company established the Special Committee by a resolution passed at the Company’s Board of Directors meeting held on September 6, 2024. Then, after confirming that the candidate members of the Special Committee are independent of the Company, the Tender Offeror, and Welcia HD and that none of the candidates had any such material interest in the success or failure of the Transaction as is contrary to the interests of minority shareholders of the Company, the Company selected five candidate members of the Special Committee: Mr. Takuya Okazaki, Ms. Harumi Sato, Ms. Wakana Tanaka, Mr. Hiroshi Okuno, and Mr. Tatsuichi Asada. (The Company has never replaced any member of the Special Committee since its establishment. Remuneration for the members of the Special Committee includes no contingency fees, such as fees for the members of the Special Committee conditioned upon completion of the Transaction.)

Then, as stated in “④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above, the Company established the Special Committee and consulted the Special Committee on the Matters for Consultation, as per the resolution passed at the Company’s Board of Directors meeting held on September 6, 2024.

Upon the establishment of the Special Committee, the Company’s Board of Directors also resolved that the Board of Directors should give maximum respect to the Special Committee’s determinations when making decisions related to the Transaction, and that if the Special Committee determines that the terms and conditions of the Transaction are inappropriate, the Company’s Board of Directors will refrain from making a decision to implement the Transaction.

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Furthermore, the Company’s Board of Directors authorized the Special Committee: (i) (a) to ask questions of, and request explanations or advice from, the Company’s advisors for the Transaction, in each case regarding any matters necessary for the committee to consider the Matters for Consultation, and (b) to appoint the Special Committee’s own advisor(s) if the committee considers it specifically necessary, in which case the Company is responsible for the cost of such appointment; and (ii) (a) to receive from the Company a report on the status of negotiation in a timely manner, and (b) in critical phases, to be substantially involved in the process of negotiation on the terms of the transaction, in response to the committee’s opinion, instructions, or request submitted to the Company. The Special Committee approved the appointment of SMBC Nikko Securities and TMI Associates as the Company’s financial advisor and legal advisor, respectively, as they had no problems with their independence and expertise.

(ii)       Review Process

The Special Committee held a total of 25 meetings during the period from October 18, 2024, to April 10, 2025, where the committee carried out its duties relating to the Matters for Consultation by sharing reports and information, deliberating, and making decisions.

The Special Committee approved the appointment of SMBC Nikko Securities as the Company’s financial advisor, after confirming that there was no problem with its independence and expertise. The committee approved the appointment of TMI Associates as the Company’s legal advisor, after confirming that it is not a related party of the Tender Offeror, the Company, or Welcia HD and that it did not have any material interest in the Transaction including the Tender Offer. In addition, the Special Committee appointed Yamada Consulting as the committee’s financial advisor, after confirming that there was no problem with its independence and expertise. The committee appointed Hibiya Park Law Offices as the committee’s legal advisor, after confirming that it is not a related party of the Tender Offeror, the Company, or Welcia HD and that it did not have any material interest in the Transaction including the Tender Offer. Furthermore, as described in “⑥ Establishment of an Independent Examination System in the Company” below, the Special Committee confirmed that the in-house review system established by the Company for the Transaction had no problem in terms of independence and fairness.

Then the Special Committee considered measures to be taken to ensure the fairness of the procedures involved in the Transaction, based on the opinions received from TMI Associates and Hibiya Park Law Offices. The Special Committee approved the Business Plan based on advice received from Yamada Consulting and after receiving explanations from the Company regarding the content of and important preconditions for the plan, as well as how it was prepared and other aspects of the plan, and confirming that the explained details of the plan were reasonable.

The Special Committee received explanations from, and exchanged questions and answers with, the Company regarding the purpose and significance of the Transaction and its impact on the Company’s business. The Special Committee submitted questions to the Tender Offeror and Welcia HD and exchanged questions and answers with them regarding the purpose of and background to the Transaction and the management policy for the Company after the Transaction.

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In addition, the Special Committee received reports from the Company and SMBC Nikko Securities from time to time regarding the Company’s negotiations with the Tender Offeror. The committee deliberated on and discussed these reports and expressed its opinions about the Company’s negotiation policy as necessary and appropriate. Specifically, upon receipt of each proposed Tender Offer Price from the Tender Offeror, the Special Committee received a report on the proposal, heard analyses and opinions from SMBC Nikko Securities and Yamada Consulting regarding, among other things, the Company’s policy for dealing with the proposal, and considered the proposal based on financial advice from Yamada Consulting. The Special Committee then participated substantially in the overall process of discussions and negotiations between the Company and the Tender Offeror regarding the terms and conditions of the Transaction, including the Tender Offer Price, through such activities as providing the committee’s opinions to the Company regarding matters to be discussed with the Tender Offeror in order for the Company to achieve the meaning and purpose of the Transaction. Consequently, on April 8, 2025, the Company received a proposal from the Tender Offeror that included a Tender Offer Price of 11,400 yen per share, with a total of 6 proposals received and a 3.64% (rounded to the second decimal place) increase in price from the first proposed price.

Furthermore, the Special Committee received explanations on multiple occasions from TMI Associates and Hibiya Park Law Offices regarding the content of drafts of this press release on the Tender Offer to be issued or submitted by the Company, and confirmed that appropriate information would be disclosed. In addition, upon receipt by the Company of each proposed Tender Offer Price from the Tender Offeror, the Special Committee participated substantially in discussions and negotiations on the Tender Offer Price between the Company and the Tender Offeror, through such activities as receiving a timely report from the Company, expressing an opinion to the Company on multiple occasions to the effect that the Company should request the Tender Offeror to increase the Tender Offer Price, and deliberating and discussing the Company’s policy for negotiations on the Tender Offer Price with the Tender Offer.

(iii)       Judgments

During the process described above, the Special Committee carefully and repeatedly considered and discussed the Matters for Consultation based on the legal advice received from TMI Associates and Hibiya Park Law Offices as well as on the financial advice received from Yamada Consulting. As a result, the Special Committee unanimously submitted the Written Report dated April 10, 2025, to the Company’s Board of Directors, as summarized below.

(a)	Summary of the Report
i	The Special Committee considers that the Transaction will contribute to enhancing the Group’s corporate value. The purpose of the Transaction is reasonable.

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ii	The terms and conditions of the Transaction are appropriate (however, with regard to the Tender Offer Price, although the Tender Offer Price represents a certain premium on the market price, it is sufficiently reasonable for the Company’s shareholders to choose to keep their shares of the Company after the Tender Offer since the Company’s Shares will remain listed after the Tender Offer. Therefore, the Special Committee reached the conclusion that it is appropriate to reserve the Company’s judgment on the appropriateness of the Tender Offer Price and to leave it up to the Company’s shareholders to decide whether or not to tender their shares in the Tender Offer).
iii	The procedures for the Transaction are fair.
iv	Based on paragraphs “i” through “iii” above, making a decision to implement the Share Exchange and to express support for the Tender Offer would not be disadvantageous for the minority shareholders of the Company. (Specifically, the decision by the Company’s Board of Directors to (a) implement the Share Exchange and (b) express its affirmative opinion on the Tender Offer, would not be disadvantageous for the minority shareholders of the Company. With regard to (b) above, it is sufficiently reasonable for the Company’s shareholders to choose to keep their shares of the Company after the Tender Offer since the Company’s Shares will remain listed after the Tender Offer. Therefore, it is not disadvantageous to the Company’s minority shareholders to reserve the Company’s judgment on the appropriateness of the Tender Offer Price and to leave it up to the Company’s shareholders to decide whether or not to tender their shares in the Tender Offer.)

(b)	Reasons for the Report
i	Matters Concerning the Rationality of the Purpose of the Transaction (Including Whether the Transaction Will Contribute to Enhancing the Group’s Corporate Value)

The Special Committee exchanged questions and answers with the Tender Offeror, the Company, and Welcia HD regarding, among other things, the specific details of the purpose of the Transaction and the Group’s corporate value that is expected to increase through the Transaction. The details found by the Special Committee are summarized below.

•	The capital relationship between the Tender Offeror and the Company started when the two companies entered into a business and capital alliance agreement in January 1995, under which 32,000 shares of Tsuruha Co., Ltd. were acquired by third-party allotment to JUSCO, Inc.
•	The drugstore industry, in which the Company operates, has steadily expanded in market size, amid factors such as rising demand related to health, expansion in products offered, and ambitious store openings. On the other hand, the industry is facing changes in the business environment, including a greater desire among consumers to save money due to rising prices, and rapid increases in personnel and logistics costs. Additionally, the Company believes that in Japan, the industry has reached a mature stage of growth and there is growing momentum for restructuring.

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Under these circumstances, the Company aims to transform itself into a lean corporate structure for even greater growth through the promotion of key strategies related to stores, dispensing pharmacies, digital transformation (DX), and private brands, such as further strengthening the dominant strategy in regions where it has already opened stores, expanding the number of stores with in-store dispensing pharmacies, building next-generation infrastructure through the renovation of internal systems in each division, and strengthening the lineup of private-brand series. However, as widening disparities in medical care and health care, as well as regional disparities, have become major social issues, the drugstore industry is facing an increasingly severe business environment due to factors such as cuts to drug prices, consumers’ increasing desire to save money, and rapid increases in personnel and logistics costs. On the other hand, in order to create a society in which everyone can equally receive health and wellness services even under such an environment, the Company believes that it is necessary not only to grow within the framework of existing business categories, but also to promote fundamental changes in its own business categories.

•	Based on the above understanding of the challenges we face, the Tender Offeror, which is a long-standing collaborative partner of the Company, the Company, and Welcia HD have worked to realize the philosophies set forth by each company and to enhance corporate value, while also continuously sharing information and an understanding of issues with each other, etc. Then, as announced in the Basic Agreement Press Release, the Tender Offeror, the Company, and Welcia HD concluded the Basic Agreement because the three companies came to believe that it would be optimal to create the largest drugstore alliance in Japan by making maximum use of the management resources of each company and working together to demonstrate synergies in various fields, aiming to gain competitiveness, and grow into the No. 1 global company in Asia, while also creating unlimited growth opportunities for employees, and thereby to achieve higher levels of health and wellness for local residents (for example, the provision of new healthcare services that utilize digital technology, highly specialized services including nutrition and exercise guidance, and the formation of healthy communities in cooperation with local communities). Under the Basic Agreement, as the content of the capital alliance, the Company and Welcia HD will conduct a business integration through a share exchange by no later than December 31, 2027, in which the Company will be the parent company and Welcia HD will be a wholly-owned subsidiary (in the Capital and Business Alliance Definitive Agreement, it is agreed that the effective date of the Share Exchange will be December 1, 2025), and thereafter, the Tender Offeror will additionally acquire the Company’s Shares within a range that makes the Percentage of Voting Rights attached to the Company’s Shares that it holds more than a majority but less than 51%, and make the Company a consolidated subsidiary. Additionally, as the content of the business alliance, the Tender Offeror, the Company, and Welcia HD will separately consult in good faith with each other and determine details such as the selection, timing, and conditions of actual action items, within the following scope.

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(i)	Mutual cooperation on the development of stores and in-store dispensing pharmacies
(ii)	Mutual cooperation on the procurement of products and electricity and development
(iii)	Mutual cooperation in improving logistics efficiency
(iv)	Alignment in settlement, point systems, digital marketing, insurance, and others
(v)	Promotion of joint development and mutual supply of private-brand products
(vi)	Mutual cooperation on the promotion of digital transformation (DX) and e-commerce (EC)
(vii)	Exchange of management know-how
(viii)	Research and promotion of food and drug business model
(ix)	Exchange of human resources and personnel information
•	Subsequently, the Tender Offeror, the Company, and Welcia HD discussed and negotiated matters such as the specific details of the business alliance, the selection of actual action items, the details of timing, conditions, etc., as well as the methods and conditions for each transaction related to the capital alliance.
•	As a result, the Tender Offeror has come to believe that it will be possible to enhance the corporate value of the Tender Offeror Group, the Group, and the Welcia Group over the medium to long term in the future, by combining and making maximum use of the management resources of the Tender Offeror Group, the Group, and the Welcia Group, and through mutual collaboration to realize synergies in various fields, create the largest drugstore alliance in Japan, gain competitiveness, and aim to grow into the No. 1 global company in Asia. Specifically, the following synergies are expected.
(a)	Enhance profitability by promoting a dominant strategy and sharing store development know-how ((i) above)
(b)	Accelerate store openings overseas ((i) above)
(c)	Cooperation in procurement of products, etc. ((ii) above)
(d)	Cost reduction through joint procurement of electricity ((ii) above)
(e)	Optimization of delivery routes and reduction of delivery costs through joint delivery ((iii) above)
(f)	Improve earnings by accelerating development of private-brand products and strengthening product lineups ((v) above)
(g)	Increase sales by strengthening existing businesses in the dispensing pharmacy business and developing new businesses ((vii) above)
•	On the other hand, the Company has concluded that by consolidating the respective management resources of the Tender Offeror, the Company, and Welcia HD, and mutually utilizing their strengths in terms of business know-how, etc., the Company is expected not only to realize synergies such as (a) enhance profitability by promoting a dominant strategy and sharing store development know-how, (b) accelerate store openings overseas,

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(c) cooperation in procurement of products, etc., (d) cost reduction through joint procurement of electricity, (e) optimization of delivery routes and reduction of delivery costs through joint delivery, (f) improve earnings by accelerating development of private-brand products and strengthening product lineups, and (g) increase sales by strengthening existing businesses in the dispensing pharmacy business and developing new businesses, but also, by integrating the management of the Company and Welcia HD, and making the Company, including Welcia HD, a consolidated subsidiary of the Tender Offeror through the Tender Offer after the integration between the Company and Welcia HD, and establishing a cooperative system between the two companies, the Tender Offeror and the Company will become a single entity through the Transaction, including the Tender Offer, and the Company, including Welcia HD, will swiftly implement business operations as a core subsidiary of the Health & Wellness Business of the Tender Offeror Group and aim to realize synergies at an early stage, thereby contributing to the achieving the “creation of the largest drugstore alliance in Japan, gaining of competitiveness, and growth into the No. 1 global company in Asia” and ultimately to the enhancement of the Group’s corporate value.

•	At the same time, the Company has reached a shared understanding with the Tender Offeror that maintaining the Company’s unique corporate culture and management autonomy will be extremely important for enhancing corporate value through the sustainable development of the Company, and that in order to strengthen the capital relationship between the two companies, it is desirable to make the Company a consolidated subsidiary that maintains its listing, to facilitate the deepening of the partnership between the two companies while respecting the Company’s independent management. However, with regard to constraints on management arising from an increase in the Tender Offeror’s control or influence over the management of the Company, the Tender Offeror and the Company have agreed on the autonomy and independence of the Company’s management in the Capital and Business Alliance Definitive Agreement. For this reason, the Company has concluded that there will be no problems related to the autonomy and independence of its management, as it has been contractually dealt with to some extent.
•	The Company believes that the Capital and Business Alliance Definitive Agreement will allow the Company to cooperate and partner with the Tender Offeror Group in a wider range of business activities by creating a stronger alliance with the Tender Offeror Group, since the scope of business alliance under the 1995 business and capital alliance scheme does not specifically cover: mutual cooperation in power procurement and improvement of logistics efficiency; alliance in payment and point systems, digital marketing, insurance, etc.; mutual cooperation in the promotion of DX and EC; or research and promotion of food and drug businesses.

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•	The Tender Offeror believes that, with regard to overseas expansion, joint development of properties and joint purchase of products will accelerate the opening of new stores in overseas markets and increase competitiveness, and that these activities will only be made possible by forming a deep link between the Company and the Tender Offeror by making the former a consolidated subsidiary of the latter. Particularly in the fresh food and delicatessen sector where many challenges exist in the development of a food and drug business, the Tender Offeror can contribute to increasing the Company’s competitiveness by providing know-how and sharing logistics. The Tender Offeror believes that this can only be done after making the Company its consolidated subsidiary.
•	The Company does not expect that becoming a consolidated subsidiary of the Tender Offeror will have an adverse impact on the Company’s customers, business partners, or employees.

The Special Committee examined, among other things, whether the specific details described above are reasonable and whether it is reasonably possible to enhance the corporate value of the Group based on these specific details. The Special Committee found nothing unreasonable in expecting that the Company’s making Welcia HD its wholly-owned subsidiary and the Company’s becoming a consolidated subsidiary of the Tender Offeror would allow the Tender Offeror, the Company, and Welcia HD to consolidate their respective management resources and to mutually utilize their respective strong business know-how and other advantages, and that this would achieve the synergies expected by the Company.

In light of the fact that, even without the Transaction, there has already been a capital and business alliance relationship between the Tender Offeror and the Company based on a certain capital relationship between them, the Special Committee inquired whether it would not be possible, without conducting the Transaction, to achieve the synergies expected to arise from the Company’s becoming a consolidated subsidiary of the Tender Offeror. Both the Tender Offeror and the Company explained as follows. The scope of business alliance under the business and capital alliance agreement that commenced in January 1995 does not specifically cover many of the measures and management resources that the Tender Offeror plans to provide after making the Company its consolidated subsidiary; and, for this reason, creating a stronger alliance between the Company and the Tender Offeror Group by making the Company a consolidated subsidiary of the Tender Offeror would allow both parties to cooperate and partner with each other in a wider range of business activities. In this regard, the Special Committee finds it reasonable to make the Company a consolidated subsidiary of the Tender Offeror instead of only keeping the existing capital relationship.

The Special Committee examined whether the other perceptions of the Tender Offeror, the Company, and Welcia HD are reasonable, and found nothing unreasonable in them.

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The Transaction will make the Company a consolidated subsidiary of the Tender Offeror, which will give the Tender Offeror, the parent company of the Company, control or influence over the Company as its shareholder, such as that the Company may be subject to the Tender Offeror Group’s basic group policy, regulations, etc. However, the Tender Offeror and the Company have agreed on the autonomy and independence of the Company’s management in the Capital and Business Alliance Definitive Agreement. For this reason, the Company has concluded that there will be no problems related to the autonomy and independence of its management, as it has been contractually dealt with to some extent, and that the Transaction will have advantages that more than offset this point as described above. The Special Committee finds nothing unreasonable in this conclusion.

After careful discussions and deliberations based on the points described above, the Special Committee reached the conclusion that the Transaction would reasonably contribute to enhancing the Company’s corporate value and that the purpose of the Transaction was reasonable.

ii	Matters Concerning the Appropriateness of the Terms and Conditions of the Transaction (Including the Appropriateness of How the Transaction Will Be Implemented and the Kind of Consideration Therefor)
a	Principle

In the Share Exchange, the Company and Welcia HD will be the wholly-owning parent company and the wholly-owned subsidiary, respectively, in the share exchange. Since the Company’s existing shareholders will remain shareholders of the Company after the Share Exchange takes effect, consideration must be given to ensure that the number and ratio of the Company’s Shares allotted to shareholders of Welcia HD (i.e., the share dilution suffered by the minority shareholders of the Company or, in other words, the premium given to shareholders of Welcia HD) in the Share Exchange will not be unreasonably high.

b	Share Exchange Ratio

In the valuation results shown in the share exchange ratio valuation report obtained from SMBC Nikko Securities, the Share Exchange Ratio falls below the lower limit of the range of valuation results obtained by the market share price analysis and falls within the range of valuation results obtained by the comparable listed company analysis and the DCF analysis. (The Share Exchange Ratio is determined on the assumption that the Stock Split, which is scheduled to be implemented by the Company, will become effective. On the other hand, the valuation range shown in the share exchange ratio valuation report obtained by the Company from SMBC Nikko Securities was determined based on the number of shares of the Company which does not take into account the scheduled implementation of the Stock Split (i.e., the number of shares before the Stock Split). Therefore, references in the Written Report to whether or not the Share Exchange Ratio falls within a valuation range represent results obtained by adjusting the values defining the valuation range according to the split ratio for the Stock Split.)

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In the valuation results shown in the share exchange ratio valuation report obtained from Yamada Consulting, the Share Exchange Ratio is (x) the median of the range of valuation results obtained by the market share price analysis, (y) below the median of the range of valuation results obtained by the DCF analysis, and (z) within the range of valuation results obtained by the comparable listed company analysis. (The valuation range shown in the share exchange ratio valuation report obtained by the Special Committee from Yamada Consulting is determined based on the number of shares of TSURUHA HD which does not take into account the scheduled Stock Split (i.e., the number of shares before the Stock Split). Therefore, references in the Written Report to whether or not the Share Exchange Ratio falls within a valuation range represent results obtained by adjusting the values defining the valuation range according to the split ratio for the Stock Split.)

The Special Committee finds that the Share Exchange Ratio is below the average and median premium levels seen in recent cases where, similarly to the Transaction, a company made another company its wholly-owned subsidiary through a share exchange (i.e., the cases of share exchange between listed companies announced since January 1, 2021 and the cases of share exchange between parent and subsidiary companies announced since June 28, 2019). The Share Exchange Ratio is therefore not disadvantageous for general shareholders of the Company.

In addition to the above, the Special Committee received a report on the results of the due diligence investigation conducted by the Company on Welcia HD in connection with the Transaction, and exchanged questions and answers regarding the report. The Special Committee then confirmed that the Company had reasonably taken into account the results of its due diligence investigation when considering the terms and conditions of the Transaction. Specifically, as a result of the due diligence investigation and subsequent investigations, the Company recognized that Welcia HD would have a loss of approximately 13.1 billion yen related to its stores in the fiscal year ending February 28, 2025. Accordingly, the Company has discussed and negotiated the terms and conditions of the Transaction by taking into account the potential impact of that loss on the intrinsic value and market price of Welcia HD Shares.

Furthermore, as described in “iii” below, the Special Committee finds that the procedures involved in the negotiation process for the Transaction were fair, and that, therefore, the terms and conditions of the Transaction, including the Share Exchange Ratio, were determined based on the outcome of many negotiations between the Company and Welcia HD that are totally equivalent to arm’s-length negotiations. In addition, the Company made repeated requests for increase in the Tender Offer Price to the Tender Offeror until immediately before the decision on the Transaction. These requests in fact led to increase in the Tender Offer Price.

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c	How the Transaction will be implemented and the kind of consideration therefor
(a)	A transaction in which the Company makes Welcia HD its wholly-owned subsidiary (a “Wholly-Owned Subsidiary Transaction”)

As a means of a Wholly-Owned Subsidiary Transaction, a Share Exchange is being considered, in which the Company’s Shares will be allotted and delivered to shareholders of Welcia HD.

If the Company chooses to conduct a Wholly-Owned Subsidiary Transaction, the consideration may be cash, in which case the Company may have to raise funds from an external financial institution or the like, considering the Company’s financial condition. If a Wholly-Owned Subsidiary Transaction results in the Company owing a considerable amount of interest-bearing debt, it cannot be ruled out that this may hinder the flexibility and other advantages of the Company’s management, and may in turn affect the Group’s enhancement of its corporate value after acquiring Welcia HD.

If a Wholly-Owned Subsidiary Transaction is conducted by means of a Share Exchange in which the consideration is the Company’s Shares, this will to some extent dilute the voting rights held by shareholders of the Company immediately before the Share Exchange takes effect. However, in light of cases where a company made another company its wholly-owned subsidiary through a share exchange similar to a Share Exchange, one cannot always assume that the dilution, if any, of shares of the wholly-owning parent company in the share exchange will hinder the wholly-owning parent company in the share exchange from enhancing its corporate value. In fact, one may consider that a Share Exchange will contribute to enhancing the Group’s corporate value after acquiring Welcia HD, by making Welcia HD a wholly-owned subsidiary of the Company without generating a large amount of interest-bearing debt, unlike the case involving cash consideration described above; and allow the minority shareholders of the Company and the existing shareholders of Welcia HD to remain shareholders of the Company by keeping their Company Shares and to enjoy the benefits of the synergies and enhancement of the Group’s corporate value that will result from the Transaction. Therefore, it is not necessarily true that the Company’s Shares are an unreasonable choice of consideration for a Wholly-Owned Subsidiary Transaction just because that will result in the Share Exchange causing some dilution of the Company’s Shares.

Based on the points described above, the Special Committee finds it appropriate to deliver the Company’s Shares to shareholders of Welcia HD through, or in consideration of, a Wholly-Owned Subsidiary Transaction.

(b)	A transaction in which the Tender Offeror acquires a majority but less than 51% of the Company’s Shares (an “Additional Purchase Transaction”)

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As a means of an Additional Purchase Transaction, a Tender Offer involving cash consideration is being considered.

The Tender Offeror is a listed company, and its shares can be used as consideration for the Additional Purchase Transaction. However, listed shares have a price fluctuation risk even though they do have some liquidity. Listed shares also require some time and procedural effort for shareholders who received the consideration in the form of shares to convert them into cash. On the other hand, cash consideration is associated with a lower price fluctuation risk and no liquidity issue, which would make it easier for shareholders to decide whether or not to tender their shares.

In addition, the proposed method of Additional Purchase Transaction is not a market transaction but a tender offer. Using the tender offer method would ensure the transparency of the transaction and would provide shareholders of the Company with a fair opportunity to sell their shares of the Company. Therefore, the Special Committee finds nothing unreasonable in using the tender offer method to conduct an Additional Purchase Transaction.

Based on the points described above, the Special Committee finds it appropriate to choose to conduct an Additional Purchase Transaction by means of a tender offer involving cash consideration. In addition, although the Tender Offer Price represents a certain premium on the market price, the Special Committee considers that it is sufficiently reasonable for the Company’s shareholders to choose to keep their shares of the Company after the Tender Offer since the Company’s Shares will remain listed after the Tender Offer. Therefore, the Special Committee considers that it is appropriate to reserve the Company’s judgment on the appropriateness of the Tender Offer Price and to leave it up to the Company’s shareholders to decide whether or not to tender their shares in the Tender Offer). In addition, in light of the circumstances described above, it is not unreasonable that the Company has not independently obtained a share valuation report from a third-party valuation institution for the Tender Offer.

d	Review and Summary

After careful discussions and deliberations based on the points described above, the Special Committee reached the conclusion that the terms and conditions of the Transaction are appropriate as they ensure the common interests of shareholders as much as possible.

With regard to the Tender Offer, although, as described above, the Tender Offer Price represents a certain premium on the market price, the Special Committee considers that it is sufficiently reasonable for the Company’s shareholders to choose to keep their shares of the Company after the Tender Offer since the Company’s Shares will remain listed after the Tender Offer. Therefore, the Special Committee reached the conclusion that it is appropriate to reserve the Company’s judgment on the appropriateness of the Tender Offer Price and to leave it up to the Company’s shareholders to decide whether or not to tender their shares in the Tender Offer).

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iii	Matters Concerning the Fairness of the Procedures Involved in the Transaction (Including Discussion on What and to What Extent Measures to Ensure Fairness Should be Taken)

According to the Company and its legal advisor TMI Associates and to the Special Committee’s legal advisor Hibiya Park Law Offices, the Company has taken the following measures to ensure the fairness and transparency of the Company’s process of discussing the Transaction.

a	Pursuant to the relevant resolution passed at the Board of Directors meeting held on September 6, 2024, the Company is required: (a) to establish a Special Committee as an advisory body in order to achieve the purpose of eliminating arbitrariness in the Company’s decision-making process with respect to the Transaction (including, if a tender offer is to be implemented as part of the Transaction, expressing specific opinions of the Company about the tender offer) and establishing that process as a fair, transparent, and objective one; (b) to give maximum respect to the Special Committee’s opinions on the Matters for Consultation and to refrain from making a decision to implement the transaction included in the Proposal (including, if a tender offer is to be implemented as part of the Transaction, expressing the Company’s agreement to, and recommendation to tender shares in, the tender offer) if the Special Committee determines that the terms and conditions of the transaction are inappropriate; (c) to provide the Special Committee with timely reports on the status of negotiations on the terms and conditions of the Transaction with the other party if the Transaction is to be implemented; and (d) to receive the Special Committee’s opinions, instructions, and requests in critical phases of those negotiations. The Special Committee is authorized by the same resolution to substantially participate in the Company’s negotiations on the terms and conditions of the transaction. When the Company negotiated the terms and conditions of the Transaction with the Tender Offeror or Welcia HD, the Special Committee was substantially involved in the Company’s negotiations on the terms and conditions, as seen in the fact that the Special Committee actually received timely reports on the situation from the Company and conveyed the committee’s opinions and requests to the Company after serious deliberations and discussions by the committee, and that the Company conducted negotiations in line with those opinions and requests. The membership of the Special Committee has not changed since its establishment.
b	In order to ensure the fairness and appropriateness of decision-making, the Company appointed TMI Associates as its legal advisor independent of the Tender Offeror, the Company, and Welcia HD, and received legal advice from TMI Associates, including advice on, among other things: measures to be taken to ensure the fairness of the procedures involved in the Transaction; various procedures for the Transaction; and the Company’s decision-making methods and processes relating to the Transaction.

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c	In order to ensure the fairness and appropriateness of decision-making, the Special Committee appointed Hibiya Park Law Offices as its legal advisor independent of the Tender Offeror, the Company, and Welcia HD, and received legal advice from Hibiya Park Law Offices, including advice on, among other things: measures to be taken to ensure the fairness of the procedures involved in the Transaction; various procedures for the Transaction; and the Company’s decision-making methods and processes relating to the Transaction.
d	In order to ensure the fairness and appropriateness of decision-making, the Company appointed SMBC Nikko Securities as its financial advisor and third-party appraiser independent of the Tender Offeror, the Company, and Welcia HD, and received from SMBC Nikko Securities expert advice and assistance relating to the Transaction.
e	In order to ensure the fairness and appropriateness of decision-making, the Special Committee appointed Yamada Consulting as its financial advisor and third-party appraiser independent of the Tender Offeror, the Company, and Welcia HD, and received from Yamada Consulting expert financial advice and assistance relating to the Transaction.
f	Since mid-March 2024 until the date of this release, the Company has continuously prohibited any involvement of any officers or employees of the Company who currently serve or formerly served concurrently as officers or employees of the Tender Offeror or Welcia HD in discussions and negotiations on the terms and conditions of the Transaction between the Company, the Tender Offeror, and Welcia HD. No facts exist suggesting that the Tender Offeror, Welcia HD, or any special interested party of either of the above had any influence in the process of discussions, deliberations, and negotiations on the Transaction.

After careful discussions and deliberations based on the points described above, the Special Committee reached the conclusion that appropriate measures to ensure fairness were taken in the Transaction and that the procedures involved in the Transaction, including the process of discussions, deliberations, and negotiations on the Transaction, were fair.

iv	Based on the Above Information, Whether or Not It Is Disadvantageous for the Minority Shareholders of the Company That the Company’s Board of Directors Decides to Implement the Transaction (Including, If a Tender Offer Is to Be Implemented as Part of the Transaction, the Content of the Opinion to Be Expressed Regarding the Tender Offer)

After careful discussions based on the above information, the Special Committee reached the conclusion that it would not be disadvantageous for the minority shareholders of the Company that the Company’s Board of Directors decides to implement the Transaction. Specifically, the Special Committee reached the conclusion that it would not be disadvantageous for the minority shareholders of the Company that the Company’s Board of Directors decides (a) to implement the Share Exchange and (b) to express its affirmative opinion for the Tender Offer. With regard to (b) above, it is sufficiently reasonable for the Company’s shareholders to choose to keep their shares of the Company after the Tender Offer since the Company’s Shares will remain listed after the Tender Offer. Therefore, the Special Committee reached the conclusion that it is not disadvantageous to the Company’s minority shareholders to reserve the Company’s judgment on the appropriateness of the Tender Offer Price and to leave it up to the Company’s shareholders to decide whether or not to tender their shares in the Tender Offer.

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③ Advice Received by the Company from Its Independent Financial Advisor

As described in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” above, the Company appointed SMBC Nikko Securities as its financial advisor independent of the Tender Offeror, the Company, and Welcia HD, and received from SMBC Nikko Securities expert advice and assistance relating to the Transaction.

SMBC Nikko Securities is not a related party of the Tender Offeror, the Company, and Welcia HD and does not have any material interest in the Transaction, including the Tender Offer. The remuneration for SMBC Nikko Securities for the Transaction includes a contingency fee which is conditioned upon the success of the Transaction, among other conditions. After considering, among other things, (a) general practice in similar transactions and (b) the propriety of a remuneration structure under which a reasonable monetary burden is placed on the Company if the Transaction is unsuccessful, the Company appointed SMBC Nikko Securities as its financial advisor under the remuneration structure involving a contingency fee as described above, based on the Company’s judgment that this remuneration structure did not deny the independence of the financial advisor as long as the Company would pay a certain amount of remuneration to it regardless of the success or failure of the Transaction. Similarly, the Special Committee approved the appointment of SMBC Nikko Securities as the Company’s financial advisor, after confirming that there is no problem with the independence and expertise of SMBC Nikko Securities.

④ Advice Received by the Company from Its Independent Legal Advisor

As described in “② The Company’s Establishment of an Independent Special Committee and Receipt of a Written Report from the Special Committee” above, the Company appointed TMI Associates as its external legal advisor independent of the Tender Offeror, the Company, and Welcia HD, and received legal advice from TMI Associates, including advice on, among other things: measures to be taken to ensure the fairness of the procedures involved in the Transaction; various procedures for the Transaction; and the Company’s decision-making methods and processes relating to the Transaction.

TMI Associates is not a related party of the Tender Offeror, the Company, or Welcia HD and does not have any material interest in the Transaction, including the Tender Offer. The remuneration for TMI Associates for the Transaction does not include any fee determined in relation to the success or failure of the Transaction or to the progress of the transaction or procedures. Similarly, the Special Committee approved the appointment of TMI Associates as the Company’s legal advisor, after confirming that there is no problem with the independence and expertise of TMI Associates.

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⑤ Unanimous Approval by All Disinterested Directors of the Company (Including Audit and Supervisory Committee Members)

As stated in “④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above, the Company’s Board of Directors, based on the legal advice received from TMI Associates and the advice received from SMBC Nikko Securities, carefully deliberated and discussed whether the Transaction, including the Tender Offer, would contribute to the enhancement of the Company’s corporate value and whether the terms of the Transaction were appropriate at a meeting of the Board of Directors of the Company held on the date of this release, while respecting the judgment of the Special Committee expressed in the Written Report to the maximum possible extent.

As a result, as described in “④ Decision-Making Process and Reasons that Led to the Company’s Support for the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above, the Company, at its Board of Directors meeting held today, passed a resolution (a) to express an affirmative opinion on the Tender Offer as the Company’s opinion as of today, if the Tender Offer is commenced, and (b) to leave it up to the Company’s shareholders to decide whether or not to tender their shares in the Tender Offer.

At the Company’s Board of Directors meeting mentioned above, the Company’s 10 Directors (including 3 Independent Outside Directors who are Audit and Supervisory Committee Members and 2 Independent Outside Directors) unanimously passed the resolution described above. None of the Directors who participated in the resolution had any “special interest” in the proposal as set forth in the Companies Act.

As described above, the Tender Offeror plans to promptly conduct the Tender Offer if the Preconditions are satisfied (or waived), and as of the date of this release, the Tender Offeror aims to commence the Tender Offer around early December 2025. Any change in the schedule of the Tender Offer will be announced promptly by the Tender Offeror. At its Board of Directors meeting held the date of this release, the Company also resolved that, when the Tender Offer is commenced, the Special Committee must examine whether there are any changes to the contents of the Written Report that the Special Committee submitted to the Board of Directors of the Company on April 10, 2025, and that if there are no changes to the contents of the Written Report, the Special Committee must inform the Board of Directors of the Company to that effect, or if there are any changes, the Special Committee must inform the Board of Directors of the contents of the Written Report after the changes, and that based on this process and the contents of the Written Report from the Special Committee, the Company will express its opinion on the Tender Offer again when the Tender Offer is commenced.

⑥ Establishment of an Independent Examination System in the Company

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The Company established an in-house system for discussing, negotiating, and making decisions on the Transaction in a position independent of the Tender Offeror and Welcia HD, considering the following, among other things: as described in “① Outline of the Tender Offer” under “(2) Grounds and Reasons for Opinion on the Tender Offer” above, (i) the Transaction will result in the Tender Offeror holding a majority of the Percentage of Voting Rights in the Company, and will be conducted directly or indirectly with the Tender Offeror; (ii) the Tender Offeror directly holds 9,675,200 shares (ownership ratio: 19.66%) of the Company’s Shares listed on the Prime Market of the Tokyo Stock Exchange; (iii) the Additional Acquisition will result in the Tender Offeror holding 13,205,200 shares (ownership ratio: 26.83%) of the Company; and (iv) therefore, in general terms, (a) the Company’s Board of Directors may, due to its composition, be influenced by the Tender Offeror in making decisions related to the Transaction, and (b) conflicts of interest may arise between the Company’s Board of Directors and the Company’s general shareholders in making a decision on the pros and cons of the Transaction. Specifically, since early March 2024 until the date of this release, the Company has continuously prohibited any involvement of any officers or employees of the Company who currently serve or formerly served concurrently as officers or employees of the Tender Offeror or Welcia HD in discussions and negotiations on the terms and conditions of the Transaction between the Company, the Tender Offeror, and Welcia HD. In addition, the Special Committee confirmed that the Company’s review system (including the scope and duties of the Company’s officers and employees who are involved in discussing, negotiating, and making decisions on the Transaction) had no problems in terms of independence and fairness.

⑦ Advice Received by the Special Committee from Its Independent Law Offices

The Special Committee appointed Hibiya Park Law Offices as its legal advisor independent of the Tender Offeror, the Company, and Welcia HD, and received legal advice, including advice on, among other things: measures to be taken to ensure the fairness of the procedures involved in the Transaction; various procedures for the Transaction; and the Special Committee’s deliberation methods and processes relating to the Transaction.

Hibiya Park Law Offices is not a related party of the Tender Offeror or the Company and does not have any material interest in the Transaction, including the Tender Offer. The remuneration for Hibiya Park Law Offices consists only of hourly rate to be paid regardless of the success or failure of the Transaction, and does not include any contingency fee.

4.	Material Agreements Between the Tender Offeror and Shareholders of the Company on the Tender of Shares in the Tender Offer and Other Matters Pertaining to the Tender Offer

(1)       The Capital and Business Alliance Basic Agreement

The Company concluded the Capital and Business Alliance Basic Agreement with the Tender Offeror and Welcia HD as of February 28, 2024. For details of the Capital and Business Alliance Basic Agreement, please refer to the Basic Agreement Press Release.

(2)       The Capital and Business Alliance Definitive Agreement

The Company decided to enter into the Capital and Business Alliance Definitive Agreement with the Tender Offeror and Welcia HD as of today. The outline of the Capital and Business Alliance Definitive Agreement is as follows.

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(i)       Matters Concerning the Tender Offer

The Tender Offer will be conducted as part of the Transaction to be implemented for the capital and business alliance described in (ii) (a) below. An overview of the matters concerning the Tender Offer in the Capital and Business Alliance Definitive Agreement is as follows.

(a)       Matters Concerning the Company’s Affirmative Opinion

The Company: ① passed and announced a resolution today to express a Supporting Opinion (Tender Offer, etc.) as the Company’s opinion as of today, if the Consolidation transaction is conducted; ② passed and announced a resolution that if the Tender Offeror decides to commence the Tender Offer, the Company would express the Supporting Opinion (Tender Offer, etc.) once again by resolution of the Board of Directors on the same day, subject to the Special Committee’s Supporting Report (Tender Offer, etc.) not being amended or withdrawn; and ③ intends to maintain the Supporting Opinion (Tender Offer, etc.) without any change or withdrawal during the period from today until the expiration of the period of purchase in the Tender Offer (the “Tender Offer Period”), subject to the Supporting Report (Tender Offer, etc.) not being changed or withdrawn. It has been agreed that, as an exception, the Company may change or withdraw its Supporting Opinion (Tender Offer, etc.) only if: (i) the Company receives from a person other than the Tender Offeror a proposal for purchase of the Company’s Shares (“Counterproposal”) in the form of a specific, sincere, and legally binding document stating that the person intends to purchase all of the Company’s Shares (excluding treasury shares) at a purchase price (money only) above the Tender Offer Price (which document must contain the following information, based on reasonable grounds, regarding any and all notifications required for the proposed purchase under competition laws, investment regulation law, etc. and other formalities toward judicial and administrative organs, etc.: (a) specific types of the formalities, geographic regions where they should be followed, and the time period required to complete them; and (b) a statement to the effect that it is highly likely that all of the formalities will be completed within a reasonable period); (ii) the Company receives a written opinion prepared by an outside lawyer to the effect that the Company’s maintenance of the Supporting Opinion (Tender Offer, etc.) may breach the Company’s Directors’ duty of due care of a prudent manager, even in light of the purpose of the Capital and Business Alliance as set forth in the Capital and Business Alliance Definitive Agreement; and (iii) the Company completes all procedures set forth in the Capital and Business Alliance Definitive Agreement, such as immediately notifying the Tender Offeror of the Company’s receipt of the Counterproposal and the written opinion and discussing in good faith with the Tender Offeror to give the Tender Offeror an opportunity to submit another proposal. However, it has been agreed that the Company will maintain its Supporting Opinion (Tender Offer, etc.) if, as a result of the discussion, the Tender Offeror’s new proposal results in the Counterproposal or the like described above no longer satisfying any of the requirements, and if the Tender Offeror decides to make the new proposal, takes measures necessary to implement the new proposal, and announces to that effect.

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(b)       Matters Concerning Change of the Conditions of, or Withdrawal of or Other Changes to, the Tender Offer

The Tender Offeror has agreed that the Tender Offeror is not allowed, without the prior written consent of the Company, to change the conditions of the Tender Offer, including changing the Tender Offer Price and extending the Tender Offer Period, or to withdraw the Tender Offer. However, as an exception, the above does not apply to any extension of the Tender Offer Period if the Tender Offeror is required by applicable law or the like to extend the Tender Offer Period.

(c)       Matters Concerning Representations and Warranties of Each Party

In the Capital and Business Alliance Definitive Agreement, the Company makes representations and warranties regarding, in summary and among other things: ① the validity of the Company’s incorporation, existence, and authority; ② the Company’s rights and legal capacity necessary to enter into and perform the Capital and Business Alliance Definitive Agreement; ③ the validity and enforceability of the Capital and Business Alliance Definitive Agreement; ④ the Company’s entry into and performance of the Capital and Business Alliance Definitive Agreement not conflicting with any applicable law or the like; ⑤ the Company not being the subject of any insolvency proceedings or the like; ⑥ the Company’s not having any transactions with or being involved in any antisocial force; ⑦ the accuracy of the Company’s financial statements and the like; and ⑧ the accuracy of information disclosed by the Company to the Tender Offeror and Welcia HD. In the Capital and Business Alliance Definitive Agreement, the Tender Offeror makes representations and warranties regarding, in summary: ① the validity of the Tender Offeror’s incorporation, existence, and authority; ② the Tender Offeror’s rights and legal capacity necessary to enter into and perform the Capital and Business Alliance Definitive Agreement; ③ the validity and enforceability of the Capital and Business Alliance Definitive Agreement; ④ the Tender Offeror’s entry into and performance of the Capital and Business Alliance Definitive Agreement not conflicting with any applicable law or the like; ⑤ the Tender Offeror not being the subject of any insolvency proceedings or the like; and ⑥ the Tender Offeror’s not having any transactions with or being involved in any antisocial force. In the Capital and Business Alliance Definitive Agreement, Welcia HD makes representations and warranties regarding, in summary and among other things: ① the validity of Welcia HD’s incorporation, existence, and authority; ② Welcia HD’s rights and legal capacity necessary to enter into and perform the Capital and Business Alliance Definitive Agreement; ③ the validity and enforceability of the Capital and Business Alliance Definitive Agreement; ④ Welcia HD’s entry into and performance of the Capital and Business Alliance Definitive Agreement (including the agreement for the Share Exchange in terms of Welcia HD’s relationship with the Company) not conflicting with any applicable law or the like; ⑤ Welcia HD not being the subject of insolvency proceedings or the like; ⑥ Welcia HD’s not having any transactions with or being involved in any antisocial force; ⑦ the accuracy of Welcia HD’s financial statements and the like; and ⑧ the accuracy of information disclosed by Welcia HD to the Company.

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(ii)       Capital and Business Alliance

(a)       Matters Concerning the Method of Capital and Business Alliance

By conducting all or some of the following transactions in accordance with applicable law and the like and the Capital and Business Alliance Definitive Agreement, the Tender Offeror is to acquire the Company’s Shares such that the percentage of voting rights attached to the Company’s Shares held by the Tender Offeror becomes 50.9%.

① The Tender Offeror will purchase the Company’s Shares from Nomura Securities on a date falling within 10 business days after completion of all necessary Clearances and to be separately agreed upon between the Tender Offeror and the Company.

② Upon the Share Exchange coming into effect, the Tender Offeror will acquire the Company’s Shares in lieu of Welcia HD Shares held by the Tender Offeror as of the effective date of the Share Exchange.

③ If, upon the Share Exchange becoming effective, the Percentage of Voting Rights attached to the Company’s Shares held by the Tender Offeror fails to reach 50.9%, the Tender Offeror will, promptly on or after the effective date of the Share Exchange, commence and settle the Tender Offer and acquire the Company’s Shares such that the Percentage of Voting Rights held by the Tender Offeror becomes 50.9%.

④ If the Percentage of Voting Rights attached to the Company’s Shares held by the Tender Offeror fails to reach 50.9% after the settlement of the Tender Offer, the Tender Offeror and the Company will separately discuss and determine by agreement what action to be taken.

(a)       Matters Concerning the Business Alliance

In order to achieve the purpose of the Capital and Business Alliance, the Tender Offeror, the Company, and Welcia HD will enter into a business alliance (the “Business Alliance”) for the following activities. Details such as the selection of activities to be actually undertaken, and timing and conditions of those activities, will be separately discussed in good faith between the Tender Offeror, the Company, and Welcia HD.

① Mutual cooperation on the development of stores and in-store dispensing pharmacies

② Mutual cooperation on the procurement of products and electricity and development

③ Mutual cooperation in improving logistics efficiency

④ Alignment in settlement, point systems, digital marketing, insurance, and others

⑤ Promotion of joint development and mutual supply of private-brand products

⑥ Mutual cooperation on the promotion of digital transformation (DX) and e-commerce (EC)

⑦ Exchange of management know-how

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⑧ Research and promotion of food and drug business model

⑨ Exchange of human resources and personnel information

The Tender Offeror, the Company, and Welcia HD have established a Steering Committee (the “Council”) as a forum for exchanging opinions on matters concerning the promotion of the Business Alliance and the achievement of collaboration and for deliberating and discussing the performance management of the Business Alliance, matters to be discussed on the Business Alliance, and other matters deemed necessary by all parties for the promotion of businesses covered by the Business Alliance. The Council is supposed to continue to meet roughly quarterly after the date of execution of the Capital and Business Alliance Definitive Agreement until the earlier of: the date of commencement of settlement of the Tender Offer; or the date of termination of the Capital and Business Alliance Definitive Agreement.

For further details of the matters concerning the Business Alliance, please refer to the Definitive Agreement Press Release.

(c)       Matters Concerning the Company’s Business Operations before the Tender Offer

① It is agreed that, during the period from the date of execution of the Capital and Business Alliance Definitive Agreement until completion of the Capital and Business Alliance (however, if, on or after the effective date of the Share Exchange, the Capital and Business Alliance is completed on or after February 28, 2026, the above period will end on February 28, 2026, in which case all parties will discuss in good faith what action to be taken; the same applies hereinafter in ①), the Company is not allowed, without discussing in good faith and agreeing with the other parties (or with the Tender Offeror on and after the effective date of the Share Exchange) in advance, to engage in any of the activities listed below (to the extent that they will obviously result in circumstances that have a material adverse impact on the consummation of the Transaction or on the Capital and Business Alliance or that make it difficult to achieve the purpose of the Capital and Business Alliance) or any other activity that will obviously result in circumstances that have a material adverse impact on the consummation of the Transaction or on the Capital and Business Alliance or that make it difficult to achieve the purpose of the Capital and Business Alliance, unless otherwise provided for in the Capital and Business Alliance Definitive Agreement or unless permitted or contemplated under the Capital and Business Alliance Definitive Agreement. This agreement is intended to avoid any situation that would make it difficult to achieve the purpose of the Capital and Business Alliance. However, since the scope and period of application are specified, the impact on the Company’s governance is considered to be minimal.

(a)	Amendment of the articles of incorporation
(b)	Reorganization, merger (involving stock consideration), company split (in which the Company is the split company), share transfer, share exchange (involving stock consideration), share delivery, or business transfer

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(c)	Issuance or disposition of shares for subscription, share options for subscription, treasury shares, treasury share options, or any other potential shares, or allotment of shares or share options without contribution
(d)	Stock consolidation or stock split
(e)	Filing a petition for commencement of insolvency proceedings, etc., or dissolution or liquidation
(f)	Activities meeting the delisting criteria, or filing an application for delisting
(g)	Introduction, discontinuation, or change of a policy for dealing with takeovers (takeover defense measures)
(h)	Execution of an agreement or the like for engaging in or considering any of the above activities

② It is agreed that, during the period from the date of execution of the Capital and Business Alliance Definitive Agreement until the date of expiration of the Tender Offer Period (however, if, on or after the effective date of the Share Exchange, the date of expiration of the Tender Offer Period falls on or after February 28, 2026, the above period will end on February 28, 2026, in which case all parties will discuss in good faith what action to be taken; the same applies hereinafter in ②), the Company is not allowed, without the consent of the other parties (or the Tender Offeror on and after the effective date of the Share Exchange), to pass a resolution for dividends of surplus with a record date falling on or prior to the date of expiration of the Tender Offer Period, except where the Company distributes dividends of surplus of (i) up to 112.00 yen per share to the shareholders or registered pledgees of shares stated or recorded in the final register of shareholders as of February 28, 2025, and (ii) up to 133.50 yen per share to the shareholders or registered pledgees of shares stated or recorded in the final register of shareholders as of August 31, 2025. This agreement is intended to avoid any material impact on the assumptions used in the valuation of the Tender Offer Price and the share exchange ratio for the Share Exchange. However, since the scope and period of application are limited, the impact on the Company’s governance is considered to be minimal.

(d)       Matters Concerning the Company’s Business Operations after the Tender Offer

① The Tender Offeror has confirmed that it respects the Company’s management philosophy and policies, as well as its management autonomy and independence as a listed company, and that it has a policy of taking into consideration the common interests of the Company’s shareholders, including minority shareholders. Following the execution date of the Capital and Business Alliance Definitive Agreement, the Company has agreed to participate in the management of the Tender Offeror Group, to the extent permitted by laws and regulations, as a member of the Tender Offeror Group, to share the basic philosophy and group policies of the Tender Offeror, and to cooperate with the Tender Offeror to achieve these policies.

② The Tender Offeror may nominate one non-executive Director of the Company (the “Tender Offeror-nominated Officer”). If, after the completion of the Capital and Business Alliance, the Tender Offeror-nominated Officer is designated and the Nominating and Compensation Committee determines that the designated person is suitable as a candidate for Director of the Company (if the candidate is determined to be unsuitable, the Tender Offeror may designate another candidate as a Tender Offeror-nominated Officer.)

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In the event that a Tender Offeror-nominated Officer is designated, the Tender Offeror-nominated Officer will be proposed as a candidate for Director at the Company’s General Meeting of Shareholders to be held after the appointment of the Tender Offeror-nominated Officer. Furthermore, this agreement, with the appointment of the Tender Offeror-nominated Officer, will enable the Tender Offeror and the Company to operate as a unified entity. As stated in “(iii) Content of the Company’s Decision-Making” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” above, the Company, a core subsidiary of the Tender Offeror Group’s Health & Wellness Business will conduct its operations with agility, strive for the demonstration of synergies at an early stage, and work toward achieving the aim as stated in “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer” above; namely, to “create the largest drug store alliance in Japan, acquire competitiveness, and aim to grow into the No.1 global company in Asia.” Ultimately, this aims to enhance the corporate value of the Group. However, the Tender Offeror-nominated Officer will be subject to review by the Company’s Nomination and Compensation Committee and will be proposed for resolution at the Company’s General Meeting of Shareholders. Therefore, the impact on the Company’s governance is considered to be minimal.

③ If the Tender Offeror’s Percentage of Voting Rights in the Company exceed 20%, the Company must obtain the prior written consent of the Tender Offeror before making any of the following decisions: (a) The issuance or disposal of newly issued shares, stock acquisition rights, treasury shares, treasury stock acquisition rights, or other potential shares, as well as the gratis allotment of shares or stock acquisition rights, or any other action that would reduce the Tender Offeror’s Percentage of Voting Rights (“Issuance of New Shares, etc.”); (b) Entering into a capital or business alliance with a third party that is similar to the Capital and Business Alliance Definitive Agreement; (c) Filing for bankruptcy proceedings or making decisions related to dissolution or liquidation (including resolutions to submit such matters for approval at a General Meeting of Shareholders, where required). In any of the above cases, the Company is required to provide the Tender Offeror with written notice at least two weeks before making such a decision. However, if the Percentage of Voting Rights held by the Tender Offeror in the Company exceeds 50% as a result of completion of the Capital and Business Alliance, the Tender Offeror is not required to obtain written consent under (c) above. This agreement is intended to ensure that the capital relationship with the Tender Offeror, following the completion of the Capital and Business Alliance, cannot be unilaterally altered solely at the Company’s discretion. While it does impose certain restrictions on the Company’s ability to raise funds from the capital markets, the Company can still obtain the Tender Offeror’s consent to conduct Issuance of New Shares, etc., or raise funds through means other than the capital markets. Therefore, the impact on the Company’s governance is considered to be minimal.

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(e)       Handling of Shares

① It is agreed that during the effective term of the Capital and Business Alliance Definitive Agreement, the Tender Offeror must obtain the prior written consent of the Company before transferring, pledging as collateral, or otherwise disposing of the Company’s Shares it holds to any third party, except for the Transaction contemplated in the Capital and Business Alliance Definitive Agreement. This agreement is intended to ensure that the capital relationship with the Tender Offeror after completion of the Capital and Business Alliance will not be unilaterally changed solely by the intention of the Tender Offeror.

② It is agreed that, unless otherwise explicitly stipulated in the Capital and Business Alliance Definitive Agreement, during the effective term of the Capital and Business Alliance Definitive Agreement, the Tender Offeror shall not, without the prior written consent of the Company, (a) itself, (b) have any party within the Tender Offeror Group other than itself, or (c) cause any third party acting in coordination with it based on an agreement (including implicit agreements) acquire the Company’s Shares (including acquisitions through organizational restructuring, but not limited thereto), nor shall it allow any such acquisitions to take place. This agreement is intended to ensure the independence of management of the Company and to protect the interests of the Company’s minority shareholders, by maintaining the Tender Offeror’s shareholding ratio after completion of the Capital and Business Alliance.

③ The Tender Offeror shall not (a) exercise itself, (b) have any party within the Tender Offeror Group other than itself exercise, or (c) cause any third party acting in coordination with it based on an agreement (including implicit agreements) to exercise shareholder proposal rights (as defined in Articles 303 to 305 of the Companies Act) at the Company’s General Meeting of Shareholders.

④ It is agreed that the Tender Offeror shall exercise (a) itself, and cause (b) any party within the Tender Offeror Group other than itself, and (c) any third party acting in coordination with it based on an agreement (including implicit agreements) to exercise, voting rights in favor of the Company’s corporate proposals, excluding the proposal for the election of officers, unless it is reasonably determined that doing so would impair the Company’s corporate value. This agreement is intended to ensure the independence of management of the Company and to protect the interests of the Company’s minority shareholders, by making the viewpoint of the Company’s corporate value a criterion for the Tender Offeror’s exercise of voting rights. Therefore, the Company believes that this agreement will contribute to creation of the Company’s governance system for protecting the Company’s minority shareholders.

⑤ The Tender Offeror shall exercise (a) itself, and cause (b) any party within the Tender Offeror Group other than itself, and (c) any third party acting in coordination with it based on an agreement (including implicit agreements) to exercise opposing voting rights against shareholder proposals made by other shareholders of the Company, except in cases where it is reasonably determined that exercising opposing voting rights would impair the Company’s corporate value. This agreement is intended to ensure the independence of management of the Company and to protect the interests of the Company’s minority shareholders, by making the viewpoint of the Company’s corporate value a criterion for the Tender Offeror’s exercise of voting rights. Therefore, the Company believes that this agreement will contribute to creation of the Company’s governance system for protecting the Company’s minority shareholders.

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(f)       Matters Related to Maintenance of Listing

The Tender Offeror will cooperate to the extent reasonable in practice in maintaining the listing of the Company’s Shares on the Prime Market of the Tokyo Stock Exchange.

(3)       Share Exchange Agreement

The Company has executed the Share Exchange Agreement with Welcia HD as of the date of this release. The terms and conditions of the Share Exchange Agreement are as follows.

Share Exchange Agreement

TSURUHA HOLDINGS INC. (the “Parent Company”) and WELCIA HOLDINGS CO., LTD. (the “Subsidiary”) hereby enter into this Share Exchange Agreement (the “Agreement”) as of April 11, 2025 (the “Execution Date”), as follows.

Article 1 (Share Exchange)

1.	Subject to the provisions of this Agreement, the parties hereto shall conduct a share exchange (the “Share Exchange”) in which the Parent Company and the Subsidiary shall be the wholly-owning parent company in the share exchange and the wholly-owned subsidiary in the share exchange, respectively.
2.	The respective trade names and addresses of the wholly-owning parent company in the share exchange and the wholly-owned subsidiary in the share exchange under the Share Exchange are as follows.
(1)	The wholly-owning parent company in the share exchange

Trade name: TSURUHA HOLDINGS INC.

Address: 20-1-21 Kita 24 Jo-higashi, Higashi-ku, Sapporo, Hokkaido

(2)	The wholly-owned subsidiary in the share exchange

Trade name: WELCIA HOLDINGS CO., LTD.

Address: 2-2-15, Soto-kanda, Chiyoda-ku, Tokyo

Article 2 (Provisions Regarding the Number and Allotment of Shares to Be Delivered in Share Exchange)

1.	In the Share Exchange, the Parent Company shall: (i) deliver to each of the shareholders of the Subsidiary (meaning the Subsidiary’s shareholders after the cancellation of treasury shares under Article 7 and excluding the Parent Company; “Allotted Shareholders”) as at the time immediately before the Parent Company’s acquisition of all issued shares of the Subsidiary as a result of the Share Exchange (the “Base Time”), such number of shares of the Parent Company’s common stock as calculated by multiplying the total number of shares of the Subsidiary’s common stock held by each such Allotted Shareholder by a factor of 1.15, in exchange for the shares of the Subsidiary’s common stock held by the Allotted Shareholder; and (ii) allot to each Allotted Shareholder shares of the Parent Company’s common stock at the ratio of 1.15 shares of the Parent Company’s common stock per share of the Subsidiary’s common stock held by the Allotted Shareholder.

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2.	If any fraction of less than one share occurs in the number of shares of the Parent Company’s common stock to be delivered by the Parent Company to an Allotted Shareholder pursuant to the provisions of the preceding paragraph, the Parent Company shall handle the fraction pursuant to the provisions of Article 234 of the Companies Act and all other relevant laws and regulations.

Article 3 (Provisions Regarding the Amounts of Stated Capital and Reserves of the Wholly-Owning Parent Company in Share Exchange)

The amounts of stated capital and reserves of the Parent Company to be increased as a result of the Share Exchange shall be appropriately determined by the Parent Company in accordance with the provisions of Article 39 of the Rules of Corporate Accounting.

Article 4 (Effective Date)

1.	The Share Exchange shall become effective on December 1, 2025 (the “Effective Date”); provided, however, that the Effective Date may be changed by negotiation and agreement between the Parent Company and the Subsidiary if necessary to accommodate the procedure for the Share Exchange or for any other reason.
2.	Notwithstanding the provisions of the preceding paragraph, the Share Exchange shall become effective subject to the condition precedent that a stock split of the Parent Company’s common stock at a ratio of five (5) shares per share shall become effective no later than the business day immediately preceding the Effective Date.

Article 5 (Shareholders Meeting)

No later than the day immediately preceding the Effective Date, each party hereto shall seek resolutions of its shareholders meeting for approval of this Agreement and of actions necessary for the Share Exchange.

Article 6 (Dividends of Surplus)

1.	After the execution of this Agreement, the Parent Company may distribute dividends of surplus of: (i) up to 112.00 yen per share to the shareholders or registered pledgees of shares stated or recorded in the final register of shareholders as of February 28, 2025, and (ii) up to 133.50 yen per share to the shareholders or registered pledgees of shares stated or recorded in the final register of shareholders as of August 31, 2025.

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2.	After the execution of this Agreement, the Subsidiary may distribute dividends of surplus of: (i) up to 18 yen per share to the shareholders or registered pledgees of shares stated or recorded in the final register of shareholders as of February 28, 2025, and (ii) up to 18 yen per share to the shareholders or registered pledgees of shares stated or recorded in the final register of shareholders as of August 31, 2025.
3.	Except as set forth in the preceding two paragraphs, neither party hereto shall, after the Execution Date, adopt a resolution to distribute dividends of surplus with a record date prior to the Effective Date, or a resolution to acquire treasury shares or treasury share acquisition rights with an acquisition date on or before the day immediately preceding the Effective Date (except where such party is required to acquire treasury shares or treasury share acquisition rights in response to the exercise of shareholders’ rights in accordance with applicable laws and regulations).

Article 7 (Cancellation of Treasury Shares)

Effective as at the Base Time, the Subsidiary shall cancel all treasury shares held by it (including any shares that may be acquired by the Subsidiary in response to its dissenting shareholders’ share purchase demand that may be made under Article 785, paragraph (1) of the Companies Act in connection with the Share Exchange) as at the Base Time by a resolution adopted at its Board of Directors meeting to be held no later than the day immediately preceding the Effective Date.

Article 8 (Amendment and Termination)

If, at any time during the period from the Execution Date to the day immediately preceding the Effective Date: (i) any significant change occurs to the financial or business condition of either party hereto; (ii) any circumstances that significantly hinder consummation of the Share Exchange occur or are revealed; or (iii) it otherwise becomes difficult to achieve the purpose of the Share Exchange, then the parties hereto may amend or terminate this Agreement by agreement upon good-faith consultation.

Article 9 (Effect of This Agreement)

This Agreement shall cease to be effective if: (i) approval by resolutions of the shareholders meeting of either party required under Article 5 is not obtained by the day immediately preceding the Effective Date; (ii) any authorization or approval of any relevant government authority as set forth in any applicable laws or regulations (including foreign laws) required to consummate the Share Exchange is not obtained (including without limitation cases where the waiting period associated with the notification required to be made by the Parent Company for the Share Exchange under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947) does not expire by the day immediately preceding the Effective Date and cases where a cease and desist order is issued by the Japan Fair Trade Commission); or (iii) this Agreement is terminated under the preceding Article.

Article 10 (Agreed Court of Jurisdiction)

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The parties hereto agree that the Tokyo District Court shall have exclusive jurisdiction in the first instance over any dispute relating to this Agreement.

Article 11 (Matters for Consultation)

Other than as set forth herein, any matters necessary for the Share Exchange shall be determined by consultation between the parties hereto in accordance with the spirit of this Agreement.

In Witness Whereof, the parties hereto shall have executed this Agreement in two original copies, with each party retaining one copy after both parties have hereunto affixed their respective names and seals.

April 11, 2025

Parent Company:

20-1-21 Kita 24 Jo-higashi, Higashi-ku, Sapporo, Hokkaido

TSURUHA HOLDINGS INC.

Jun Tsuruha, President and Representative Director

Subsidiary:

2-2-15, Soto-kanda, Chiyoda-ku, Tokyo

WELCIA HOLDINGS CO., LTD.

Hideaki Kirisawa, Representative Director, President and Chief Operating Officer

5.	Details of Provision of Benefits from the Tender Offeror or a Specially Related Party of the Tender Offeror

There are no applicable items.

6.	Policy on Measures Regarding the Basic Policy for Company Control

There are no applicable items.

7.	Questions to the Tender Offeror

There are no applicable items.

8.	Request for Extension of Tender Offer Period

There are no applicable items.

9.	Future Outlook

Please refer to “③ Management Policies After the Tender Offer,” of “(2) Grounds and Reasons for Opinion on the Tender Offer” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer,” “(4) Prospects and Reasons for Delisting,” and “(6) Policy for Reorganization, etc. after the Tender Offer (Matters Concerning So-Called Two-Step Acquisition)” above.

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The impact of the Tender Offer on the Company’s business performance is currently being examined, and any matters that should be announced will be disclosed promptly.

10.	Others
(1)	Announcement of “Summary of financial results FY02/2025 (Japanese GAAP) (consolidated)”

The Company announced its Summary of Financial Results today. Please refer to the announcement for details.

(2)	Announcement of “Notice Concerning Stock Split and Partial Amendments to Articles of Incorporation Accompanying Stock Split”

At a meeting of the Board of Directors held today, the Company passed a resolution regarding a stock split at a ratio of 5 shares for each of the Company’s Shares. For details, please refer to “Notice Concerning Stock Split and Partial Amendments to Articles of Incorporation Accompanying Stock Split” announced by the Company today.

II.	Capital and Business Alliance Definitive Agreement

The Company concluded the Capital and Business Alliance Definitive Agreement with the Tender Offeror as of today. The outline of the Capital and Business Alliance Definitive Agreement is as follows.

1.	Reasons for Conclusion of the Capital and Business Alliance Definitive Agreement

Please refer to “② Background, Purpose, and Decision-Making Process that Led to the Tender Offeror’s Decision to Conduct the Tender Offer” and “③ Management Policies After the Tender Offer” of “(2) Grounds and Reasons for Opinion on the Tender Offer” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” of “I. Expression of Opinion on the Tender Offer” above.

2.	Details of the Alliance

The Company has executed the Capital and Business Alliance Definitive Agreement with the Tender Offeror as of today. For details of the Capital and Business Alliance Definitive Agreement, please refer to “(2) The Capital and Business Alliance Definitive Agreement” of “4. Material Agreements Between the Tender Offeror and Shareholders of the Company on the Tender of Shares in the Tender Offer and Other Matters Pertaining to the Tender Offer” above.

3.	Number of Shares to Be Newly Acquired by the Counterparty and the Ratio to the Number of Issued Shares

Please refer to “① Outline of the Tender Offer” of “(2) Grounds and Reasons for Opinion on the Tender Offer” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” of “I. Expression of Opinion on the Tender Offer” above.

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4.	Outline of the Counterparties of the Alliance

For an overview of the Tender Offeror, please refer to “1. Overview of the Tender Offeror” in “I. Expression of Opinion on the Tender Offer” above.

An overview of Welcia HD is as follows.

(1) Name	WELCIA HOLDINGS CO., LTD.
(2) Location	2-2-15, Soto-kanda, Chiyoda-ku, Tokyo
(3) Job title and name of representative	Hideaki Kirisawa, Representative Director, President and Chief Operating Officer
(4) Description of business	Business management of subsidiaries and group companies that operate chain drug stores with dispensing pharmacies
(5) Share capital	7,792 million yen (as of February 28, 2025)
(6) Date of establishment	September 1, 2008
(7) Major shareholders and shareholding ratio (as of August 31, 2024) (Note)	AEON CO., LTD.		50.54%
	The Master Trust Bank of Japan, Ltd. (Trust Account)		6.88%
	Welcia Holdings Employee Stock Ownership Association		2.06%
	Custody Bank of Japan, Ltd. (Trust Account)		2.03%
	Tsuruha Co., Ltd.		1.60%
	Custody Bank of Japan, Ltd. (Trust Account E)		1.01%
	SMBC Nikko Securities Inc.		0.90%
	Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.		0.89%
	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)		0.87%
	Ishida Co., Ltd.		0.77%
(8)	Relationship between the Company and Welcia HD
Capital relationship	The Company owns 3,352,592 Welcia HD Shares (approximately 1.60% of the total number of issued shares of Welcia HD) through Tsuruha Co., Ltd., a subsidiary of the Company.
Personnel relationships	There are no applicable items.
Business relationship	There are no applicable items.
Applicability to related parties	There are no applicable items.
(9)	Consolidated operating results and financial position for the last three years (in yen)
As of/Fiscal year ended	February 28, 2023	February 29, 2024	February 28, 2025
Net assets	232,384 million	244,367 million	254,486 million
Total assets	537,362 million	551,860 million	579,985 million
Net assets per share	1,078.97	1,149.88	1,197.11
Net sales	1,144,278 million	1,217,339 million	1,285,005 million
Operating profit	45,635 million	43,231 million	36,409 million
Ordinary profit	52,149 million	47,756 million	40,837 million
Profit attributable to owners of parent	27,030 million	26,451 million	14,917 million
Profit per share	129.38	127.83	72.04
Dividend per share	32.00	34.00	36.00

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(Note)	“(7) Major shareholders and shareholding ratio (as of August 31, 2024)” is quoted from “Status of major shareholders” in the Welcia HD’s Second Quarter Securities Report for Fiscal 2024 submitted on October 7, 2024.

5.	Schedule for the Business Alliance
Date of the resolution of the Board of Directors	April 11, 2025
Execution date of the Capital and Business Alliance Definitive Agreement	April 11, 2025
Commencement of the Tender Offer	Around early December 2025 (scheduled)
Termination of the Tender Offer	Around early January 2026 (scheduled)
Commencement date of settlement of the Tender Offer	Around mid-January 2026 (scheduled)

6.	Future Outlook

With regard to future policies, please refer to “③ Management Policies After the Tender Offer” of “(2) Grounds and Reasons for Opinion on the Tender Offer,” “(4) Prospects and Reasons for Delisting,” and “(6) Policy for Reorganization, etc. after the Tender Offer (Matters Concerning So-Called Two-Step Acquisition)” of “3. Details, Grounds, and Reasons for Opinion on the Tender Offer” in “I. Expression of Opinion on the Tender Offer” above.

The impact of the Capital and Business Alliance on the Company’s business performance is currently being examined, and any matters that should be announced will be disclosed promptly.

End

(Reference)

“Notice Concerning Scheduled Commencement of Tender Offer for the Shares of TSURUHA HOLDINGS INC. (Securities Code: 3391)” dated April 11, 2025 (Attachment)

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[Regulation on Solicitation]

This press release is intended to publicly announce the Tender Offer and information thereon and has not been prepared for the purpose of soliciting an offer to sell securities or to make an offer to purchase securities pertaining to the Tender Offer. If shareholders and the share option holders wish to make an offer to sell their securities, they should first read the Tender Offer Explanatory Statement concerning the Tender Offer and make an offer to sell their securities at their own discretion. This press release shall neither be, nor constitute a part of, an offer to sell or purchase, or a solicitation of an offer to sell or purchase, any securities, and neither this press release (or part of this press release) nor its distribution shall be interpreted to constitute the basis of any agreement in relation to the Tender Offer, and neither this press release (or any part of this press release) nor its distribution may be relied upon at the time of entering into any such agreement.

[Forward-Looking Statements]

This press release and the documents referenced in this press release may contain expressions concerning future prospects, including “expect,” “forecast,” “anticipate,” “intend,” “plan,” “be convinced,” “assume,” “project,” and “estimate.” These expressions are based on the current business prospects of the Tender Offeror or the Company, as applicable, and they are subject to change depending on future circumstances and developments. None of the Tender Offeror, the Company, nor any of their respective affiliates assumes any obligation to update these expressions concerning future prospects to reflect actual performance and other circumstances and developments, and changes to the conditions or other related factors.

[U.S. Regulations]

The Tender Offer was for shares of the Company, a company incorporated in Japan. The Tender Offer was implemented in compliance with the procedures and information disclosure standards prescribed by Japanese law, and these procedures and standards are not necessarily the same as the procedures and information disclosure standards in the United States. In particular, Section 13(e) or 14(d) of the U.S. Securities Exchange Act of 1934 (including subsequent revisions; hereinafter, the same applies) and the rules and regulations thereunder do not apply to the Tender Offer, and the Tender Offer is not necessarily conducted consistent with these procedures and standards. The financial information contained in this press release and the documents referenced in this press release is based on Japanese generally accepted accounting principles and International Financial Reporting Standards (IFRS), which may differ materially from generally accepted accounting principles in the United States and other countries. In addition, since the Tender Offeror and the Company are corporations incorporated outside the United States and all or some of their directors and officers are not residents of the United States, it may be difficult to exercise, make or enforce any right or claim arising under the U.S. federal securities laws. It also may not be possible to commence legal proceedings against a non-U.S. corporation and its directors and officers in a non-U.S. court for violations of U.S. securities laws. In addition, a non-U.S. corporation and its affiliates may not be subject to the jurisdiction of U.S. courts. There is also no guarantee that shareholders can subject a non-U.S. corporation or its affiliates to the jurisdiction of U.S. courts.

Unless otherwise stated, all procedures relating to the Tender Offer shall be conducted in Japanese. Although all or part of the documents relating to the Tender Offer may be prepared in English, if there is any discrepancy between the Japanese documents and the corresponding English documents, the Japanese documents shall prevail.

Statements in this press release and the documents referenced in this press release contain “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 (including subsequent revisions) and Section 21E of the Securities Exchange Act of 1934. Known and unknown risks, uncertainties, and other factors could cause actual results to differ materially from the results implied or expressly stated as “forward-looking statements”. None of the Tender Offeror, the Company nor their respective affiliates give any assurance or guarantee that the results implied or expressly stated by these forward-looking statements will be achieved. The “forward-looking statements” contained in this press release and the documents referenced in this press release have been prepared based upon the information available to the Tender Offeror and the Company or their respective affiliates, as of the date of this press release, and unless otherwise required by applicable laws and regulations, none of the Tender Offeror, the Company, nor any of their respective affiliates is under any obligation to change or revise the “forward-looking statements” to reflect future events and circumstances.

The Tender Offeror, the Company, each of the financial advisors to the Tender Offeror and the Company, and the tender offer agent (including the related companies thereof) may purchase or take actions to purchase the Company’s Shares or stock acquisition rights for their own or their customers’ accounts outside the Tender Offer prior to the commencement of, or during the period of, the Tender Offer, to the extent permitted under the Financial Instruments and Exchange Related Laws and Regulations of Japan and other applicable laws and regulations and subject to the requirements of Rule 14e-5(b) under the Securities Exchange Act of 1934. Such purchase may be conducted at a market price through a market transaction or a price determined in off-market negotiations. If the relevant information concerning such purchases is disclosed in Japan, it shall also be English on the English website (or other disclosure method) of the party that made such purchase.

[Other Countries]

The announcement, issuance, or distribution of this press release may be legally restricted in some countries or territories. In such cases, please be aware of and comply with such restrictions. The announcement, issue, or distribution of this press release shall not be interpreted as an offer to purchase or solicitation of an offer to sell share certificates concerning the Tender Offer, but simply as a distribution of information.

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